Exhibit 2.01
UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

IN RE:	:	Jointly Administered
	:	Case No. 01-2094 (JKF)
USG Corporation,	:
a Delaware corporation, et al.,	:	Chapter 11
:
Debtors.	:
:
:
USG Corporation	:	Case No. 01-2094 (JKF)
United States Gypsum Company	:	Case No. 01-2095 (JKF)
USG Interiors, Inc.	:	Case No. 01-2096 (JKF)
USG Interiors International, Inc.	:	Case No. 01-2097 (JKF)
L&W Supply Corporation	:	Case No. 01-2098 (JKF)
Beadex Manufacturing, LLC	:	Case No. 01-2099 (JKF)
B-R Pipeline Company	:	Case No. 01-2100 (JKF)
La Mirada Products Co., Inc.	:	Case No. 01-2101 (JKF)
USG Industries, Inc.	:	Case No. 01-2102 (JKF)
USG Pipeline Company	:	Case No. 01-2103 (JKF)
Stocking Specialists, Inc.	:	Case No. 01-2104 (JKF)
:
	:	FIRST AMENDED JOINT PLAN
	:	OF REORGANIZATION OF
	:	USG CORPORATION AND
	:	ITS DEBTOR SUBSIDIARIES

Daniel J. DeFranceschi (DE 2732)
Paul N. Heath (DE 3704)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700

- and -

David G. Heiman (OH 0038271)
Gus Kallergis (OH 0071557)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939

Brad B. Erens (IL 6206864)
Michelle M. Harner (IL 6276282)
Mark A. Cody (IL 6236871)
Daniel B. Prieto (IL 6272888)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939

March 27, 2006		ATTORNEYS FOR DEBTORS

ASBESTOS PERSONAL INJURY CHANNELING INJUNCTION
Pursuant to section 105 and section 524(g) of the Bankruptcy Code, as applicable, this plan of reorganization provides for the issuance of the Asbestos Permanent Channeling Injunction and the Asbestos Personal Injury Insurance Entity Injunction. See Sections IX.B.2 and IX.B.3.

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TABLE OF EXHIBITS1

I.A.1.	Schedule of A.P. Green Companies

I.A.5.	Nonexclusive Schedule of Present Affiliates

I.A.14.	Schedule of Certain Insurance Policies Included in Asbestos Personal Injury Insurance Asset

I.A.18.	Asbestos Personal Injury Trust Agreement

I.A.19.	Asbestos Personal Injury Trust Distribution Procedures

I.A.43.	Form of the Contingent Payment Note and Related Pledge Agreement

I.A.80.	Schedule of Industrial Revenue Bonds and Allowed Amounts, Industrial Revenue Bond Indentures and Industrial Revenue Bond Indenture Trustees

I.A.90.	Form of the Long Term Incentive Plan

I.A.91.	Form of the Management Incentive Plan

I.A.94.	Form of the Note and Related Pledge Agreement

I.A.96.	Schedule of Past Affiliates and/or Predecessors in Interest

III.B.	Schedule of Certain Credit Facilities, Senior Notes and Industrial Revenue Bonds Claim Amounts

IV.C.1.a.	Forms of Certificates of Incorporation of Reorganized USG and the Reorganized Subsidiary Debtors

IV.C.1.b.	Forms of By-Laws of Reorganized USG and the Reorganized Subsidiary Debtors

IV.C.2.	Schedule of Compensation of Executives, Officers and Directors as of the Effective Date

IV.F.	Schedule of Initial Trustees of Asbestos Personal Injury Trust

IV.G.1	Form of Cooperation Agreement Between the Reorganized Debtors and the Asbestos Personal Injury Trust

IV.H.1	Nonexclusive Schedule of Preserved Rights of Action

V.C.	Schedule of Executory Contracts and Unexpired Leases to Be Rejected

[1]	To the extent not attached to and Filed with the Plan, Plan Exhibits shall be Filed and made available for review on the Debtors’ web site at www.usg.com no later than 10 days before the deadline to vote to accept or reject the Plan. The Debtors also will serve such Exhibits on their then current Bankruptcy Rule 2002 service list no later than 10 days before the deadline to vote to accept or reject the Plan. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors shall File and shall make available on their web site all modified, amended, supplemented or restated Exhibits as promptly as possible.

INTRODUCTION
     USG Corporation and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose the following joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims and demands against and equity interests in the Debtors. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Debtors are intending to treat the Plan as a separate Plan for each of the Debtors. Reference is made to the Debtors’ disclosure statement, Filed contemporaneously with the Plan (the “Disclosure Statement”), for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections and properties and for a summary and analysis of the Plan. Other agreements and documents supplement the Plan and have been or will be Filed with the Bankruptcy Court. These supplemental agreements and documents are referenced in the Plan or the Disclosure Statement and will be available for review.
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION
AND COMPUTATION OF TIME
A.	Defined Terms
     As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
     1. “A.P. Green” means, collectively, A.P. Green Industries, Inc., A.P. Green Refractories Co. or any of their affiliates or predecessors, to the extent such predecessors are listed in Exhibit I.A.1.
     2. “Additional Common Stock” means the additional Common Stock to be issued and sold pursuant to the Rights Offering.
     3. “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), including Claims under the DIP Letter of Credit Facility; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a), 331 or 503 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (d) all Intercompany Claims accorded priority pursuant to section 364(c)(1) of the Bankruptcy Code.
     4. “Administrative Trade Claim” means an Administrative Claim arising from or with respect to the sale of goods or rendition of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, including Administrative Claims of employees for ordinary course wages, expense reimbursement and health and welfare benefits.
     5. “Affiliate” means an “affiliate,” as defined in section 101(2) of the Bankruptcy Code. A nonexclusive schedule of Affiliates is included in Exhibit I.A.5.
     6. “Allowed Claim” means:

          a. a Claim (other than an Asbestos Personal Injury Claim) that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not a Disputed Claim;
          b. a Timely Claim (other than an Asbestos Personal Injury Claim) that is not a Disputed Claim;
          c. a Timely Claim (other than an Asbestos Personal Injury Claim) that is liquidated and allowed: (i) in any Stipulation of Amount and Nature of Claim executed by the Debtors or Reorganized Debtors and Claim holder; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan; or
          d. a Claim (other than an Asbestos Personal Injury Claim) listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated or a Timely Claim that the Debtors or Reorganized Debtors determine prior to the Claims Objection Bar Date (i) will not be subject to an objection or to an amendment to the Schedules and (ii) will be satisfied in accordance with the terms of the Plan on or after the Effective Date.
     7. “Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified.
     8. “Asbestos Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court or the District Court and, if the Confirmation Order is entered by the Bankruptcy Court, affirmed by the District Court, in accordance with, and pursuant to, section 524(g) of the Bankruptcy Code permanently and forever staying, restraining and enjoining any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
          a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;
          b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;
          c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;
          d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and
          e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.

     9. “Asbestos Personal Injury Claim” means any Claim, remedy, liability or Demand now existing or hereafter arising against any Debtor, whether or not such Claim, remedy, liability or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise (including piercing the corporate veil, alter ego and similar theories), for death, bodily injury, sickness, disease, medical monitoring or other personal injuries (whether physical, emotional or otherwise) to the extent allegedly arising out of or based on, directly or indirectly, in whole or in part, the presence of or exposure to asbestos or asbestos-containing products or things that were installed, engineered, designed, manufactured, fabricated, constructed, sold, supplied, produced, specified, selected, distributed, released, marketed, serviced, maintained, repaired, purchased, owned, occupied, used, removed, replaced or disposed of by any Debtor or an Entity for whose products or operations any Debtor allegedly has liability or for which any Debtor is otherwise allegedly liable, including any Claim, remedy, liability or Demand for compensatory damages (such as loss of consortium, lost wages or other opportunities, wrongful death, medical monitoring, survivorship, proximate, consequential, general and special damages) or punitive damages related thereto, and any Asbestos Personal Injury Indirect Claim, and any Claim under any settlement entered into by or on behalf of any Debtor prior to the Petition Date of an Asbestos Personal Injury Claim. Neither an Asbestos Property Damage Claim, nor a workers’ compensation claim brought directly by a past or present employee of any Debtor under an applicable workers’ compensation statute, shall constitute an Asbestos Personal Injury Claim. Asbestos Personal Injury Claim shall include all Asbestos Personal Injury Claims asserted against the Debtors on account of or relating to (a) A.P. Green or (b) any DAP Liability.
     10. “Asbestos Personal Injury Committee” means the Official Committee of Asbestos Personal Injury Claimants appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, as the same may be reconstituted from time to time.
     11. “Asbestos Personal Injury Committee Members’ Counsel” means, collectively, counsel for each member of the Asbestos Personal Injury Committee in its individual capacity and on behalf of such member.
     12. “Asbestos Personal Injury Futures Representative” means Dean M. Trafelet, the Legal Representative for Future Claimants with respect to Asbestos Personal Injury Claims relating to Demands appointed pursuant to an order of the Bankruptcy Court dated July 14, 2002.
     13. “Asbestos Personal Injury Indirect Claim” means any Claim, remedy, liability or Demand now existing or hereafter arising, for contribution, reimbursement, damages, subrogation or indemnification or any other indirect or derivative Claim, against any Debtor, whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, that relates, directly or indirectly, to any Asbestos Personal Injury Claim. Asbestos Personal Injury Indirect Claim includes Claims or Demands against any Debtor by the CCR or its current or former members relating, directly or indirectly, to Asbestos Personal Injury Claims and Claims by any Entity, including the CCR or its current or former members, with respect to any surety bond, letter of credit or other financial assurance issued by any Entity on account of, or with respect to, Asbestos Personal Injury Claims. An Asbestos Property Damage Indirect Claim shall not constitute an Asbestos Personal Injury Indirect Claim.
     14. “Asbestos Personal Injury Insurance Asset” means all of the Debtors’ or their respective predecessors in interest’s rights arising under the DAP Asset and the insurance policies identified on Exhibit I.A.14, in each case to the extent related to Asbestos Personal Injury Claims. The foregoing includes rights under insurance policies, rights under settlement agreements made with respect to such insurance policies, rights against the estates of insolvent insurers that issued such policies or entered into such settlements and rights against state insurance guaranty associations arising out of any such insurance policies issued by insolvent insurers. The foregoing also includes the right, on behalf of the Debtors as of the Effective Date, to give a full release of the insurance rights of the Debtors as of the Effective Date under any such policy or settlement agreement.

     15. “Asbestos Personal Injury Insurance Asset Entity” means any Entity, including any insurance company, insurance broker or guaranty association, that has issued insurance or that has actual or potential liability, duties or obligations relating to Asbestos Personal Injury Claims that are being affected by the transfer of the Asbestos Personal Injury Insurance Asset.
     16. “Asbestos Personal Injury Insurance Asset Entity Injunction” means the injunction described in Section IX.B.3.
     17. “Asbestos Personal Injury Trust” means the trust established by the Debtors in accordance with the Asbestos Personal Injury Trust Agreement to satisfy Asbestos Personal Injury Claims pursuant to the Plan, which trust shall satisfy the requirements of section 524(g) of the Bankruptcy Code and section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.
     18. “Asbestos Personal Injury Trust Agreement” means that certain Asbestos Personal Injury Trust Agreement, executed by the Debtors and the Asbestos Personal Injury Trustees, substantially in the form of Exhibit I.A.18.
     19. “Asbestos Personal Injury Trust Distribution Procedures” means the Asbestos Personal Injury Trust Distribution Procedures, to be implemented by the Asbestos Personal Injury Trust pursuant to the terms and conditions of the Plan and the Asbestos Personal Injury Trust Agreement governing the liquidation, processing and payment of Asbestos Personal Injury Claims, substantially in the form of Exhibit I.A.19.
     20. “Asbestos Personal Injury Trustees” means, collectively, the persons appointed to serve as trustees of the Asbestos Personal Injury Trust to administer Asbestos Personal Injury Claims pursuant to the terms of the Asbestos Personal Injury Trust Agreement, or as subsequently may be appointed pursuant to the terms of the Asbestos Personal Injury Trust Agreement.
     21. “Asbestos Property Damage Claim” means any Claim, remedy or liability against any Debtor, whether or not such Claim, remedy or liability is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise (including any theory of conspiracy or piercing the corporate veil, alter ego and similar theories), for asbestos property damage, including the cost of inspecting, maintaining, encapsulating, repairing, decontaminating, removing, replacing or disposing of asbestos or asbestos-containing products in buildings, other structures or other property arising from the installation in, presence in or removal from buildings or other structures of asbestos or asbestos-containing products that was or were installed, manufactured, sold, supplied, produced, distributed, released or marketed by any Debtor prior to the Petition Date, or for which any Debtor is allegedly liable, including any such Claims, remedies and liabilities for compensatory damages (such as proximate, consequential, general and special damages) and punitive damages, and any Asbestos Property Damage Indirect Claim. Asbestos Property Damage Claim shall include all Asbestos Property Damage Claims asserted against the Debtors on account of or relating to (a) A.P. Green or (b) any DAP Liability. Asbestos Property Damage Claims shall not include Asbestos Personal Injury Claims.
     22. “Asbestos Property Damage Committee” means the Official Committee of Asbestos Property Damage Claimants of the Debtors appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, as the same may be reconstituted from time to time.
     23. “Asbestos Property Damage Indirect Claim” means any Claim, remedy or liability against any Debtor, whether or not such Claim, remedy or liability is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise

(including any theory of conspiracy), that is (a) held by (i) any Entity (other than a director or officer entitled to indemnification pursuant to Sections IV.C.3. and V.E.) who has been, is, or may be a defendant in an action seeking damages for asbestos property damage, including the cost of inspecting, maintaining, encapsulating, repairing, decontaminating, removing, replacing or disposing of asbestos or asbestos-containing products in buildings, other structures, or other property, or (ii) any assignee or transferee of such Entity and (b) on account of alleged liability by any Debtor for reimbursement, indemnification, subrogation or contribution of any portion of any damages such Entity has paid or may pay to the plaintiff or any assignee in such action. An Asbestos Personal Injury Indirect Claim shall not constitute an Asbestos Property Damage Indirect Claim.
     24. “Bankruptcy Code” means title 11 of the United States Code, as in effect on the Petition Date or thereafter amended with retroactive applicability to the Reorganization Cases.
     25. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases.
     26. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to the Reorganization Cases.
     27. “Bar Date” means the applicable bar date by which a proof of Claim or a request for payment of Administrative Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.
     28. “Bar Date Order” means the order of the Bankruptcy Court entered on May 3, 2002, establishing certain Bar Dates for Filing proofs of Claims in the Reorganization Cases, as the same may be amended, modified or supplemented.
     29. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     30. “By-Laws” means the By-Laws of any Reorganized Debtor, to be amended and restated in accordance with Section IV.C.1 hereof, in substantially the form of Exhibit IV.C.1.b with such changes as may be necessary to conform to the applicable law of the state of incorporation.
     31. “CCR” means The Center for Claims Resolution.
     32. “Certificate of Incorporation” means the Certificate of Incorporation of any Reorganized Debtor, to be amended and restated in accordance with Section IV.C.1 hereof, in substantially the form of Exhibit IV.C.1.a with such changes as may be necessary to conform to the applicable law of the state of incorporation.
     33. “Challenge Proceeding” means an action, cause of action, suit or other proceeding challenging the constitutionality and validity of the FAIR Act.
     34. “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor, including any Claim asserted against the Debtors on account of or relating to A.P. Green or any DAP Liability.
     35. “Claims Objection Bar Date” means, for all Claims (other than Asbestos Personal Injury Claims) the later of (a) 120 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claim.
     36. “Class” means a class of Claims or Interests, as described in Article II.
     37. “Common Stock” means the common stock of Reorganized USG, authorized pursuant to the certificate of incorporation of Reorganized USG.
     38. “Condition Precedent” means the condition precedent that the FAIR Act has not been enacted and made law on or before the Trigger Date.
     39. “Confirmation” means the entry of the Confirmation Order on the docket of the District Court.
     40. “Confirmation Date” means the first date as of which the Confirmation Order is signed by the District Court and entered on its docket.
     41. “Confirmation Hearing” means, collectively, the hearing or hearings held by the Bankruptcy Court or the District Court on Confirmation of the Plan, as such hearing or hearings may be continued from time to time.
     42. “Confirmation Order” means the order of the Bankruptcy Court or the District Court, which, if entered by the Bankruptcy Court, is affirmed by the District Court, that confirms the Plan pursuant to section 1129 of the Bankruptcy Code.
     43. “Contingent Payment Note” means the contingent payment note in the amount of $3.05 billion to be issued by the Reorganized Debtors to the Asbestos Personal Injury Trust on the Effective Date, as more fully described in Section IV.G.2 and substantially in the form of Exhibit I.A.43. The Contingent Payment Note shall bear annual interest at a fixed rate equivalent to the rate of the 90-day LIBOR in effect as of the Trigger Date plus 40 basis points, which interest shall accrue from 30 days after the Trigger Date until the Contingent Payment Note is paid in full. In addition, the Reorganized Debtors shall grant to the Asbestos Personal Injury Trust a right to obtain at least 51 percent of the voting stock of Reorganized USG, exercisable upon the occurrence of a payment default and certain specified contingencies, to secure the payment of the Contingent Payment Note, as set forth therein. Each of the Reorganized Debtors shall be a co-obligor under the Contingent Payment Note and each Reorganized Debtor shall be jointly and severally liable for the obligations thereunder.
     44. “Credit Facilities” means, collectively, (a) the Five Year Credit Agreement, dated as of June 30, 2000, and (b) the 364-Day Credit Agreement, dated as of June 30, 2000, each with a syndicate of financial institutions agented by the Credit Facilities Agent, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.
     45. “Credit Facilities Agent” means JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank).
     46. “Credit Facilities Claim” means a Claim arising under either of the Credit Facilities.
     47. “Creditors’ Committee” means the Official Committee of Unsecured Creditors of the Debtors appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, as the same may be reconstituted from time to time.

     48. “Cure Amount Claim” means a Claim based upon a Debtor’s defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.
     49. “DAP Asset” means any rights whatsoever, whether now existing or hereafter arising, whether known or unknown, whether contingent, fixed, liquidated, unliquidated, matured or unmatured or otherwise, of any Debtor or any predecessor in interest of any Debtor for indemnification or similar rights arising under or related to that certain purchase agreement, dated as of August 17, 1987, among USG Industries, Inc., Beecham Holdings Inc. and Beecham Home Improvement Products Inc.
     50. “DAP Liability” means any liabilities whatsoever (including any indemnification liabilities), whether now existing or hereafter arising, whether known or unknown, whether contingent, fixed, liquidated, unliquidated, matured or unmatured or otherwise, of any Debtor or any predecessor in interest of any Debtor arising under or related to that certain asset purchase agreement, dated as of August 23, 1991, among USG, DAP Inc., BHI International Inc., DAP Canada Inc., Wassall PLC and Wassall USA Acquisition, Inc.
     51. “Debtors” means, collectively, the above-captioned debtors and debtors in possession identified on the cover page to this Plan.
     52. “Deficiency Claim” means a General Unsecured Claim for the difference between (a) the aggregate amount of an Allowed Claim and (b) the value received on account of the portion of such Allowed Claim that is a Secured Claim.
     53. “Demand” means a demand for payment, present or future, including any such demand asserted against the Debtors on account of or relating to A.P. Green or any DAP Liability, that (a) was not a Claim prior to the Effective Date, (b) arises out of the same or similar conduct or events that gave rise to the Claims addressed by the Asbestos Permanent Channeling Injunction and (c) pursuant to the Plan, is to be paid by the Asbestos Personal Injury Trust.
     54. “DIP Lender” means LaSalle Bank National Association.
     55. “DIP Letter of Credit Facility” means, collectively: (a) that Letter of Credit Facility between USG and the DIP Lender, dated as of June 13, 2003; (b) all amendments thereto and extensions thereof; and (c) all security agreements and instruments related to the documents identified in (a) and (b).
     56. “Disbursing Agent” means Reorganized USG, in its capacity as a disbursing agent pursuant to Section VI.B, or any Third Party Disbursing Agent, including any Indenture Trustee or Credit Facilities Agent acting as a disbursing agent, but shall not include any disbursing agent for or with respect to the Asbestos Personal Injury Trust.
     57. “Disclosure Statement” means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.
     58. “Disputed Claim” means (other than with respect to an Asbestos Personal Injury Claim):
     a. if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, (i) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated or (ii) a Claim that is not listed on a Debtor’s Schedules; or

     b. if a Timely Claim, a Claim for which an objection, complaint or request for estimation has been Filed by the applicable Debtor, Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order.
     59. “Distribution” means the payment or distribution under the Plan of cash, notes, interests or other property, as applicable, to the holders of Allowed Claims (other than Asbestos Personal Injury Claims) or the Asbestos Personal Injury Trust.
     60. “Distribution Record Date” means the Confirmation Date.
     61. “District Court” means the United States District Court for the District of Delaware having jurisdiction over these Reorganization Cases.
     62. “Effective Date” means a day, as determined by the Debtors, that is a Business Day no earlier than the date on which all conditions to the effective date in Section VIII.B (other than the condition in Section VIII.B.7) have been met or waived pursuant to Section VIII.C.
     63. “Encumbrance” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment or encumbrance of any kind or nature in respect of such asset (including any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
     64. “Entity” means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or any political subdivision thereof, or other person or entity.
     65. “Environmental Claim” means a Claim of a governmental unit against any Debtor relating to alleged violations of, or noncompliance with, any federal or state environmental laws or regulations, but shall not include any Asbestos Personal Injury Claim or Asbestos Property Damage Claim.
     66. “Equity Commitment Agreement” means that certain Equity Commitment Agreement between USG and the New Investor, dated January 30, 2006, as amended by Amendment No. 1 dated February 23, 2006 (as it may be further amended or modified), which was approved by order of the Bankruptcy Court on February 23, 2006.
     67. “Equity Committee” means the Statutory Committee of Equity Security Holders of the Debtors appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, currently chaired by the New Investor, as the same may be reconstituted from time to time.
     68. “Escrow Agreement” means the Escrow Agreement, dated as of March 2, 2006, among USG, the New Investor and the escrow agent named therein (or any successor thereto), as the same may be amended, modified or supplemented by the parties thereto.
     69. “Estate” means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.
     70. “Executory Contract and Unexpired Lease” and “Executory Contract or Unexpired Lease” mean a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.

     71. “FAIR Act” means, collectively, The Fairness in Asbestos Injury Resolution Act of 2005 or any substantially similar legislation creating a national trust or similar fund.
     72. “Fee Claim” means a Claim under sections 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Reorganization Cases.
     73. “Fee Order” means the Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on or about September 18, 2001, as modified by the Order Appointing Fee Auditor and Establishing Related Procedures Concerning the Allowance of Compensation and Reimbursement of Expenses of Professionals and Members of Official Committees and Consideration of Fee Applications entered by the Bankruptcy Court on or about November 20, 2001 (and subsequently modified by orders dated July 8, 2003 and March 22, 2004, respectively, and as otherwise modified from time to time).
     74. “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court, the District Court or their authorized designees in the Reorganization Cases.
     75. “Final Fee Application” means an application for final allowance of the Professional’s aggregate Fee Claim as described in Section III.A.1.e.ii.A.
     76. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been filed timely has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.
     77. “General Unsecured Claim” means a Deficiency Claim and any Claim that is not a Cure Amount Claim, Administrative Claim, Priority Tax Claim, Priority Claim, Secured Claim, Credit Facilities Claim, Senior Note Claim, Industrial Revenue Bond Claim, Asbestos Personal Injury Claim, Asbestos Property Damage Claim, Environmental Claim or Intercompany Claim.
     78. “Indenture Trustees” means, collectively, the Senior Note Indenture Trustee and the Industrial Revenue Bond Indenture Trustees.
     79. “Industrial Revenue Bond Claim” means a Claim under the Industrial Revenue Bond Indentures.
     80. “Industrial Revenue Bond Indenture Trustees” means collectively, the indenture trustees for Industrial Revenue Bonds and their predecessors, successors or assigns, which indenture trustees are listed on Exhibit I.A.80.
     81. “Industrial Revenue Bond Indentures” means those indentures for the Industrial Revenue Bonds listed on Exhibit I.A.80.
     82. “Industrial Revenue Bonds” means those certain industrial revenue bonds governed by the Industrial Revenue Bond Indentures.

     83. “Insured Claim” means any Claim (other than an Asbestos Personal Injury Claim) arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to the Debtors or their businesses.
     84. “Intercompany Claim” means any Claim by USG, or any direct or indirect subsidiary of USG, against a Debtor.
     85. “Interest” means the rights of any holder of the stock of any Debtor and the rights of any Entity to purchase or demand the issuance of any of the stock of any Debtor, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.
     86. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     87. “IRS” means the Internal Revenue Service of the United States of America.
     88. “Liability” or “Liabilities” means any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, agreement, employment, exposure or other occurrence taking place on or prior to the Effective Date.
     89. “Litigation Claim” means any Disputed Claim or any other Timely Claim that has not been settled, compromised or otherwise resolved, in each case that (a) is not barred or disallowed by an order of the Bankruptcy Court or any other court of competent jurisdiction and (b) is, was or could have been the subject of a formal legal cause of action, a suit or any other proceeding against any Debtor, including any Claim that: (i) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (ii) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety or hazardous substances; provided, however, that (x) no Asbestos Personal Injury Claim, Asbestos Property Damage Claim or Environmental Claim shall be a Litigation Claim and (y) no contract Claim shall be a Litigation Claim unless a formal legal cause action, suit or proceeding was or has been brought or threatened against the Debtors with respect to such Claim.
     90. “Long Term Incentive Plan” means the long term incentive plan to be adopted by the Reorganized Debtors as of the Effective Date, as described in Exhibit I.A.90, for the benefit of certain employees of the Reorganized Debtors.
     91. “Management Incentive Plan” means the management annual incentive plan to be adopted by the Reorganized Debtors as of the Effective Date, as described in Exhibit I.A.91, for the benefit of certain employees of the Debtors.
     92. “New Investor” means Berkshire Hathaway Inc. For informational purposes, Berkshire Hathaway Inc. currently serves as the chairman of the Equity Committee.
     93. “New Investor Documents” means the Equity Commitment Agreement, Registration Rights Agreement, Escrow Agreement and Shareholder’s Agreement and any amendments thereto.
     94. “Note” means the promissory note in the principal amount of $10 million to be issued by the Reorganized Debtors to the Asbestos Personal Injury Trust on the Effective Date, substantially in the form of Exhibit I.A.94. The Reorganized Debtors will grant the Asbestos Personal Injury Trust a right to obtain at least 51 percent of the voting stock of Reorganized USG, exercisable upon the occurrence of a payment default and certain specific contingencies. The Note shall be payable on December 31, 2006. The Note shall bear annual interest at a fixed rate equivalent to the rate of the 90-day LIBOR in effect as of the Effective Date plus 40 basis points, which interest shall accrue from the Effective Date until maturity. Each of the Reorganized Debtors shall be a co-obligor under the Note and each Reorganized Debtor shall be jointly and severally liable for the obligations thereunder.
     95. “Ordinary Course Professionals Order” means the Amended and Restated Order Authorizing Debtors to Retain, Employ and Pay Certain Professionals in the Ordinary Course of Their Businesses entered by the Bankruptcy Court on August 23, 2004.
     96. “Past Affiliate” means a past affiliate of any Debtor or Reorganized Debtor to the extent such past affiliate is listed on Exhibit I.A.96.
     97. “Petition Date” means June 25, 2001.
     98. “Plan” means this joint plan of reorganization for the Debtors, to the extent applicable to any Debtor, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.
     99. “Postpetition Interest” means with respect to: (a) Credit Facilities Claims, interest (including interest on interest compounded quarterly on the quarterly interest payment dates) accruing pursuant to the applicable Credit Facilities from the Petition Date through the Effective Date at the applicable contractual rate of interest for ABR borrowings or LIBOR borrowings (if any, until the scheduled maturity of the LIBOR borrowings, at which point they are assumed to be converted to ABR borrowings), including the default rate, taking into account changes in the applicable floating interest rate set forth in the applicable Credit Facilities through the Effective Date; (b) the Senior Note Claims, interest (including interest on interest) in each case compounded semi-annually on the interest payment dates, accruing at the contractual rate of interest under the Senior Note Indenture from the Petition Date through the Effective Date; (c) the Industrial Revenue Bond Claims, interest (including interest on interest), in each case compounded semi-annually on the interest payment dates, accruing at the contractual rate of interest under the relevant Industrial Revenue Bond Indenture from the Petition Date through the Effective Date; (d) Secured Claims, interest accruing on such claims from the Petition Date through the Effective Date at the rate set forth in the contract or other applicable document giving rise to such claims; (e) Tax Claims, interest at the non-penalty rate set forth in the applicable state or federal law governing such Claims from the Petition Date through the Effective Date; and (f) all other Claims (including Cure Amount Claims), but not including Asbestos Personal Injury Claims, Litigation Claims and Asbestos Property Damage Claims, interest at (i) the rate of 6.50% per annum compounded on each anniversary of the Petition Date on the allowed amount of such Claims from the Petition Date through the Effective Date, (ii) any other applicable interest rate required to leave such Claim unimpaired as determined by the Bankruptcy Court or (iii) such interest, if any, as otherwise agreed to by the holder of such Claim and the applicable Debtor. In the case of Postpetition Interest with respect to Senior Note Claims, any interest (including interest on interest) accruing after the respective maturity dates of the Senior Notes shall be compounded on the same dates which constituted interest payment dates with respect to such Senior Notes. No Distributions shall be made on account of Postpetition Interest on any Allowed Claim until such time as the holder of such Allowed Claim provides any required Tax information, as described in greater detail in Section VI.G.4.
     100. “Postpetition Interest Rate Determination Notice” means a notice to be Filed with the Bankruptcy Court and served on the Debtors at the addresses set forth in Section XI.H no later than June 26, 2006 requesting that the Bankruptcy Court establish the applicable rate of Postpetition Interest under Section I.A.99.f.ii for the Entity Filing such notice. The Postpetition Interest Rate Determination Notice shall (a) identify the Claim and the requested rate of interest applicable to such Claim and (b) attach documentation supporting the payment of such rate of interest for each Claim. The procedures for resolving any disputes with respect to the interest requested in such notice are addressed in Section IV.P.

     101. “Predecessor in Interest” means a predecessor in interest of any Debtor or Reorganized Debtor to the extent such predecessor in interest is listed on Exhibit I.A.96 to the Plan.
     102. “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.
     103. “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.
     104. “Pro Rata” means, when used with reference to a distribution of property pursuant to Article III, proportionately so that with respect to a particular Allowed Claim, the ratio of (a)(i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (ii) the amount of all Allowed Claims in that Class.
     105. “Professional” means any professional employed in the Reorganization Cases pursuant to sections 327, 328, 363, 524(g)(4)(B)(i) or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.
     106. “Protected Party” means any of the following parties:
     a. any Debtor, Reorganized Debtor or any Affiliate of the foregoing;
     b. any former or present director, officer or employee of any Debtor, Reorganized Debtor or any Affiliate of the foregoing but only in their capacity as such;
     c. any stockholder of any Debtor but only in their capacity as such;
     d. any Entity that, pursuant to the Plan or on or after the Effective Date, becomes a direct or indirect transferee of, or successor to, any assets of any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of it becoming such a transferee or successor);
     e. any Entity that, pursuant to the Plan or on or after the Effective Date, makes a loan to any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of such Entity becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired);
     f. any Entity to the extent such Entity is alleged to be directly or indirectly liable for the conduct of, Claims against or Demands on any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust to the extent that such alleged liability arises by reason of one or more of the following:
     i. such Entity’s ownership of a financial interest in any Debtor, Reorganized Debtor, a Past Affiliate, a present Affiliate of any Debtor or Reorganized Debtor, or Predecessor in Interest;

     ii.    such Entity’s involvement in the management of any Debtor, any Reorganized Debtor or any Predecessor in Interest;
     iii.   such Entity’s service as an officer, director or employee of any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest; or
     iv.   such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor, any Reorganized Debtor or any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest, including (A) involvement in providing financing (debt or equity) or advice to an Entity involved in such a transaction or (B) acquiring or selling a financial interest in any Entity as part of such transaction; or
     g. any Settling Insurer.
     107. “Quarterly Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date shall be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter including the Effective Date.
     108. “Reclamation Claim” means a Claim for reclamation in accordance with section 546(c) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code.
     109. “Recovery Actions” means, collectively and individually, preference actions, fraudulent conveyance actions and other claims or causes of action under sections 510, 544, 547, 548, 549 and 550 of the Bankruptcy Code and other similar state law claims and causes of action.
     110. “Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 30, 2006, between USG and the New Investor.
     111. “Registration Statement” means the registration statement on Form S-1 filed by USG with the Securities and Exchange Commission under the Securities Act of 1933 on March 3, 2006 (333-132203) relating to Additional Common Stock and any other securities issued in connection with the Rights Offering, as it may be amended, modified or supplemented (including any post-effective amendments).
     112. “Reinstated” or “Reinstatement” means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that a Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at the applicable Reorganized Debtor’s sole discretion, in accordance with one of the following:
     a. The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

     b. Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:
     i. any such default that occurred before or after the commencement of the applicable Reorganization Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;
     ii. the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;
     iii. the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and
     iv. the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.
     113. “Reorganization Case” means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court; and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.
     114. “Reorganized . . .” means, when used in reference to a particular Debtor, such Debtor on and after the Effective Date.
     115. “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations or dissolutions that the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of the Reorganized Debtors.
     116. “Rights Offering” means: (a) the offer and sale of Additional Common Stock pursuant to a rights offering whereby each holder of Common Stock outstanding on the record date for such rights offering will receive the right to purchase one share of Additional Common Stock at a price of $40.00 for each share of Common Stock held on such record date, as described in the Equity Commitment Agreement; or (b) if USG shall have determined in accordance with the terms of the Equity Commitment Agreement not to proceed with a rights offering as described in (a), such alternate offer and sale of Additional Common Stock pursuant to a rights offering, if any, that USG has determined to pursue.
     117. “Rights Offering Documents” means, collectively, the documents necessary for effectuating the Rights Offering.
     118. “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors on or about October 23, 2001 and October 24, 2001, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, restated, modified or supplemented.
     119. “Secured Claim” means a Claim (other than an Asbestos Personal Injury Claim) that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

     120. “Senior Note Claim” means a Claim arising under the Senior Note Indenture.
     121. “Senior Note Indenture” means that certain Indenture dated as of October 1, 1986, among USG and the Senior Note Indenture Trustee, as amended or modified from time to time.
     122. “Senior Note Indenture Trustee” means Harris Trust and Savings Bank, and its successors and assigns.
     123. “Senior Notes” mean, collectively, the notes governed by the Senior Note Indenture.
     124. “Settling Insurer” means each Asbestos Personal Injury Insurance Asset Entity listed on Exhibit I.A.14 (as the same may be amended, modified, or supplemented) that enters into a settlement prior to the conclusion of the Confirmation Hearing that is: (a) sufficiently comprehensive in the determination of the Debtors, the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative to warrant treatment of such Asbestos Personal Injury Asset Entity as a Protected Party under section 524(g) of the Bankruptcy Code as to all or certain of the Asbestos Personal Injury Claims which are channeled to the Asbestos Personal Injury Trust; and (b) approved by the Bankruptcy Court.
     125. “Shareholder’s Agreement” means the Shareholder’s Agreement, dated as of January 30, 2006, between USG and the New Investor.
     126. “Stock Interests of . . .” means, when used with reference to a particular Debtor or Debtors, the common stock, preferred stock, membership interests or partnership interests or similar ownership interests, including options, warrants or rights to acquire or convert any such interests, issued by such Debtor or Debtors.
     127. “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor or Reorganized Debtor and a holder of a Claim (other than an Asbestos Personal Injury Claim) or Interest establishing the allowed amount or nature of such Claim or Interest that is (a) entered into in accordance with any Claim settlement procedures established in these Reorganization Cases, (b) permitted or contemplated by the Plan or (c) approved by order of the Bankruptcy Court.
     128. “Subsidiary Debtors” means all of the Debtors other than USG.
     129. “Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.
     130. “Third Party Disbursing Agent” means an Entity designated by Reorganized USG to act as a Disbursing Agent pursuant to Section VI.B.
     131. “Timely Claim” means a Claim (other than an Asbestos Personal Injury Claim) for which a proof of Claim or request for payment of Administrative Claim was Filed by the applicable Bar Date or is otherwise determined to be timely Filed by a Final Order of the Bankruptcy Court.
     132. “Trigger Date” means the date that is 10 days (excluding Sundays) after final adjournment sine die of the 109th Congress of the United States.

     133. “U.S. Trustee” means the United States Trustee for the District of Delaware.
     134. “U.S. Gypsum” means Debtor United States Gypsum Company, a Delaware corporation.
     135. “USG” means Debtor USG Corporation, a Delaware corporation.
B. Rules of Interpretation and Computation of Time
     1. Rules of Interpretation
     For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) the words “includes” or “including” are not limiting; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (i) subject to the provisions of any contract, certificates of incorporation, by-laws, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.
     2. Computation of Time
     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
ARTICLE II.
CLASSES OF CLAIMS AND INTERESTS
     All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.
     1. Class 1: Unsecured Priority Claims. Priority Claims against any Debtor.
     2. Class 2: Secured Claims. Secured Claims against any Debtor.
     3. Class 3: Credit Facilities Claims. Credit Facilities Claims against USG.
     4. Class 4: Senior Note Claims. Senior Note Claims against USG.

     5. Class 5: Industrial Revenue Bond Claims. Industrial Revenue Bond Claims against USG or U.S. Gypsum.
     6. Class 6: General Unsecured Claims. General Unsecured Claims against any Debtor.
     7. Class 7: Asbestos Personal Injury Claims. Asbestos Personal Injury Claims against any Debtor.
     8. Class 8: Asbestos Property Damage Claims. Asbestos Property Damage Claims against any Debtor.
     9. Class 9: Environmental Claims. Environmental Claims against any Debtor.
     10. Class 10: Intercompany Claims. Intercompany Claims against any Debtor.
     11. Class 11: Subsidiary Debtor Stock Interests. Interests on account of the stock of any Subsidiary Debtor.
     12. Class 12: USG Stock Interests. Interests on account of the stock of USG.
ARTICLE III.
TREATMENT OF CLAIMS AND INTERESTS
A. Unclassified Claims
     1. Payment of Administrative Claims
          a. Administrative Claims in General
     Except as specified in this Section III.A.1, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, cash equal to the allowed amount of such Administrative Claim either (i) as soon as practicable after the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim.
          b. Statutory Fees
     On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined at the Confirmation Hearing by the Bankruptcy Court or the District Court, as applicable, shall be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid by the Reorganized Debtors in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.
          c. Ordinary Course Liabilities
     Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof commencing after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section V.F, shall be satisfied by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims or further approval of the Bankruptcy Court.
          d. Claims Under the DIP Letter of Credit Facility
     On the Effective Date or such later time as agreed to by the applicable Debtor and the DIP Lender, (i) any allowed Administrative Claims under or evidenced by the DIP Letter of Credit Facility shall be paid in full by the applicable Debtor and (ii) the DIP Lender shall (A) receive cancellation without draw of all outstanding letters of credit issued under the DIP Letter of Credit Facility or (B) have such letters of credit extended, refinanced or replaced in the ordinary course of business on or after the Effective Date. The Debtors shall be authorized to take any action necessary or appropriate to cancel, extend, refinance or replace the DIP Letter of Credit Facility.
          e. Bar Dates for Administrative Claims
               i. General Bar Date Provisions
     Except as otherwise provided in Section III.A.1.e.ii, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by 120 days after the Effective Date.
               ii. Bar Dates for Certain Administrative Claims
                    A. Professional Compensation
     Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 90 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 120 days after the Effective Date or (2) 30 days after the Filing of the applicable Final Fee Application. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.
                    B. Ordinary Course Liabilities
     Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims relating to Tax years or portions thereof commencing after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section V.F, shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section III.A.1.c.
                    C. Claims Under the DIP Letter of Credit Facility
     Holders of Administrative Claims under or evidenced by the DIP Letter of Credit Facility shall not be required to File or serve any request for payment of such Claims. Such Administrative Claims are allowed in the amount agreed upon between the Debtors and the DIP Lender and shall be satisfied pursuant to Section III.A.1.d.
     2. Payment of Priority Tax Claims
          a. Priority Tax Claims
     Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full of the allowed amount of the Priority Tax Claim plus Postpetition Interest on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.
          b. Other Provisions Concerning Treatment of Priority Tax Claims
     Notwithstanding the provisions of Section III.A.2.a, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the holder for actual pecuniary loss shall be treated as a Class 6 Claim, and the holder (other than as the holder of a Class 6 Claim) may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.
     3. Disallowance of Reclamation Claims
     All Reclamation Claims shall be disallowed on the Effective Date, any related adversary proceedings shall be dismissed on the Effective Date and any Allowed Claims relating to the provision of goods to the Debtors prior to the Petition Date shall be treated and paid as Class 6 Claims.
B. Classified Claims
     1. Class 1 Claims (Priority Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1 shall receive cash in an amount equal to the Allowed Claim plus Postpetition Interest on such Allowed Claim.
     2. Class 2 Claims (Secured Claims) are unimpaired. On the Effective Date, unless otherwise agreed by the holder of a Claim and the applicable Debtor or Reorganized Debtor, each holder of a Claim in Class 2 shall receive treatment in accordance with Option A or B below, at the option of the applicable Debtor or Reorganized Debtor. Any Allowed Deficiency Claim of a holder of an Allowed Secured Claim shall be entitled to treatment as an Allowed Class 6 Claim.
Option A: Claims in Class 2 that are Allowed Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option A shall be paid in full in cash plus Postpetition Interest on such Allowed Claim by such Reorganized Debtor, unless the holder of such Claim agrees to less favorable treatment.

Option B: Claims in Class 2 that are Timely Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option B shall be Reinstated.
     3. Class 3 Claims (Credit Facilities Claims) are unimpaired. Credit Facilities Claims shall be allowed in the aggregate amount (including accrued interest through the Petition Date) of $471,009,479 as of the Petition Date. On the Effective Date, each holder of an Allowed Credit Facilities Claim shall receive cash in an amount equal to a Pro Rata share of (a) $471,009,479 and (b) Postpetition Interest on such Allowed Claim. In addition, the Debtors or Reorganized Debtors, as applicable, shall pay any fees and charges arising under the applicable Credit Facilities, including any agent fees, applicable letter of credit fees and reasonable legal fees, through the Effective Date. Any letter of credit under the Credit Facilities outstanding as of the Effective Date shall be cash-collateralized, refinanced, canceled or replaced in the ordinary course on or after the Effective Date. The Debtors shall be authorized to take any action necessary or appropriate to cash-collateralize, refinance, cancel or replace any letter of credit under the Credit Facilities. Exhibit III.B contains a breakdown of certain components of the Credit Facilities Claims, including the principal, accrued interest through the Petition Date and accrued interest through March 31, 2006.
     4. Class 4 Claims (Senior Note Claims) are unimpaired. Senior Note Claims shall be allowed in the aggregate amount (including accrued interest through the Petition Date) of $289,250,578 as of the Petition Date. On the Effective Date, each holder of an Allowed Senior Note Claim shall receive cash in an amount equal to a Pro Rata share of (a) $289,250,578 and (b) Postpetition Interest on such Allowed Claim. In addition, on the Effective Date and in lieu of any claim for substantial contribution by or on behalf of any Senior Note Indenture Trustee, the Debtors or Reorganized Debtors, as applicable, shall pay to any Senior Note Indenture Trustee cash in an amount equal to the reasonable and documented fees and expenses (including reasonable legal fees) of such Senior Note Indenture Trustee to the extent payable under the applicable Senior Note Indenture. Until the Senior Note Indenture Trustee’s fees and expenses are paid in full, nothing in this Plan shall in any way impair, waive or discharge any charging lien provided by the applicable Senior Note Indenture. Exhibit III.B contains a breakdown of certain components of the Senior Note Claims, including the principal, accrued interest through the Petition Date and accrued interest through March 31, 2006.
     5. Class 5 Claims (Industrial Revenue Bond Claims) are unimpaired. Industrial Revenue Bond Claims shall be allowed as of the Petition Date in such amounts as set forth on Exhibit I.A.80. On the Effective Date, unless otherwise agreed by the applicable Industrial Revenue Bond Indenture Trustee and the applicable Debtor or Reorganized Debtor, each holder of a Claim in Class 5 shall receive treatment in accordance with Option A or B below as indicated and more fully described on Exhibit I.A.80.
Option A: Claims in Class 5 that are Allowed Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option A shall be paid in full in cash (including any applicable prepayment premium) plus Postpetition Interest on such Allowed Claim by such Reorganized Debtor, unless the holder of such Claim agrees to less favorable treatment.
Option B: Claims in Class 5 with respect to which the applicable Debtor or Reorganized Debtor elects Option B shall be Reinstated in accordance with the terms of the relevant Industrial Revenue Bond Indenture.
In addition, on the Effective Date and in lieu of any claim for substantial contribution by or on behalf of the Industrial Revenue Bond Indenture Trustees, the Debtors or Reorganized Debtors, as applicable, shall pay to any Industrial Revenue Bond Indenture Trustee cash in an amount equal to the reasonable and documented fees and expenses (including reasonable legal fees) of such Industrial Revenue Bond Indenture Trustees to the extent payable under the applicable Industrial Revenue Bond Indentures. Until each Industrial Revenue Bond Indenture Trustee’s fees and expenses are paid in full, nothing in this Plan shall in any way impair, waive or discharge any charging lien provided by the applicable Industrial Revenue Bond Indenture and its related agreements. Exhibit III.B contains a breakdown of certain components of the Industrial Revenue Bond Claims, including the principal, accrued interest through the Petition Date, accrued interest through March 31, 2006 and, if applicable, any prepayment premium.
     6. Class 6 Claims (General Unsecured Claims) are unimpaired. On the Effective Date, Claims in Class 6 (other than Litigation Claims) that are Allowed Claims shall be paid in full in cash plus Postpetition Interest on such Allowed Claim, unless the holder of such Claim agrees to less favorable treatment. To the extent any holder of a Class 6 Claim (other than Litigation Claims) believes that it is entitled to Postpetition Interest at an interest rate other than the rate described in Section I.A.99.f.i, the holder of such Claim must timely File a Postpetition Interest Rate Determination Notice no later than June 26, 2006. Failure to File a timely Postpetition Interest Rate Determination Notice will be deemed an agreement to accept Postpetition Interest as described in Section I.A.99.f.i. Section IV.P provides the procedure for Filing Postpetition Interest Rate Determination Notices and resolving disputes relating to any Postpetition Interest Rate Determination Notice. On the Effective Date, any unliquidated or disputed Litigation Claims that are Timely Claims shall be Reinstated in accordance with Section VII.A.3. Litigation Claims that have been liquidated by agreement of the parties prior to the Effective Date shall be paid in cash on the Effective Date as provided in the parties’ agreement.
     7. Class 7 Claims (Asbestos Personal Injury Claims) are impaired. On the Effective Date, all Asbestos Personal Injury Claims shall be channeled to the Asbestos Personal Injury Trust, which shall be funded pursuant to Section IV.G. All Asbestos Personal Injury Claims shall be determined and paid pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures. Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
     a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;
     b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;
     c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;
     d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and
     e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.
          Nothing contained herein shall constitute or be deemed a waiver of any claim, right or cause of action that any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust may have against any Entity in connection with or arising out of an Asbestos Personal Injury Claim, and the injunction shall not apply to the assertion of any such claim, right or cause of action by any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust.

     8. Class 8 Claims (Asbestos Property Damage Claims) are unimpaired. On the Effective Date, any unliquidated or disputed Asbestos Property Damage Claims that are Timely Claims shall be Reinstated in accordance with Section VII.A.3. Asbestos Property Damage Claims that have been liquidated by agreement of the parties prior to the Effective Date shall be paid in cash on the Effective Date as provided in the parties’ agreement.
     9. Class 9 Claims (Environmental Claims) are unimpaired. On the Effective Date, Environmental Claims shall be Reinstated.
     10. Class 10 Claims (Intercompany Claims) are unimpaired. On the Effective Date, Intercompany Claims shall be Reinstated.
     11. Class 11 Interests (Stock Interests of Subsidiary Debtors) are unimpaired. On the Effective Date, Stock Interests of Subsidiary Debtors shall be Reinstated.
     12. Class 12 Interests (Stock Interests of USG) are unimpaired. On the Effective Date, Stock Interests of USG shall be Reinstated, and the holders of Stock Interests of USG shall retain such Interests.
ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN
A. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided herein (and subject to the Restructuring Transaction provisions of Section IV.B), each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate Entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided herein, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Final Fee Applications) without application to the Bankruptcy Court.
B. Restructuring Transactions
     1. Restructuring Transactions Generally
     On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors, all to the extent not inconsistent with any other terms of the Plan. Such Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.
     2. Obligations of Any Successor Corporation in a Restructuring Transaction
     The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.
C.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs and Corporate Action
     1. Certificates of Incorporation and By-Laws of the Reorganized Debtors
     As of the Effective Date, the certificates of incorporation and the by-laws (or comparable constituent documents) of Reorganized USG and the Reorganized Subsidiary Debtors will be substantially in the forms of Exhibits IV.C.1.a and IV.C.1.b, respectively, with such changes as may be necessary to conform to the applicable law of the state of incorporation. The initial certificates of incorporation and by-laws or similar constituent documents of each Reorganized Debtor, among other things, will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date or the effective time of any applicable Restructuring Transaction, each such Entity may amend and restate its certificates of incorporation or by-laws (or comparable constituent documents) as permitted by applicable state law, subject to the terms and conditions of such constituent documents.
     2. Directors and Officers of the Reorganized Debtors
     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial board of directors and the officers of each of the Reorganized Debtors will consist of the directors and the officers of such Debtor immediately prior to the Effective Date. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of the respective Reorganized Debtor and state law. A schedule of the annual compensation to be paid to persons serving as executives, officers and directors as of the Effective Date is set forth on Exhibit IV.C.2.
3.	New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs
     As of the Effective Date, the Reorganized Debtors shall have authority, as determined by Reorganized USG’s board of directors, to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active and retired directors, officers and employees, subject to the terms and conditions of any such agreement; (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; and (c) enter into and implement the Long Term Incentive Plan and the Management Incentive Plan.
     4. Corporate Action
     Pursuant to section 1142 of the Bankruptcy Code and section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state, the following (which will occur and be deemed effective as of the date specified in the documents effectuating the same or, if no date is so specified, the Effective Date) shall be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors or any other person or entity: the Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; the initial selection of directors and officers for the Reorganized Debtors; the Distribution of cash pursuant to the Plan; the issuance and Distribution of the Note and the Contingent Payment Note pursuant to the Plan; the entry into and performance under the Rights Offering Documents; the performance under the New Investor Documents; the issuance and sale of Additional Common Stock pursuant to the Rights Offering; the filing of the Registration Statement; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the Long Term Incentive Plan and the Management Incentive Plan; and other matters involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor.
D.	Obtaining Cash for Plan Distributions and Transfers of Funds Among the Debtors and the Reorganized Debtors
     The Debtors or Reorganized Debtors, as applicable, are authorized to execute and deliver any documents necessary or appropriate to obtain cash for funding the Plan and the Asbestos Personal Injury Trust. All cash necessary for the Reorganized Debtors to make payments pursuant to the Plan and fund the Asbestos Personal Injury Trust will be obtained through a combination of one or more of the following: (1) the Reorganized Debtors’ and certain nondebtors’ cash balances and operations; (2) the Rights Offering to be commenced on or shortly after the Effective Date; (3) the proceeds of tax refunds; (4) one or more debt offerings; or (5) any other means of financing or funding that the Debtors or the Reorganized Debtors determine is necessary or appropriate. Cash payments to be made pursuant to the Plan will be made by Reorganized USG; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable Reorganized USG to satisfy the Reorganized Debtors’ obligations under the Plan. Any Intercompany Claims resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices.
E. Creation of Asbestos Personal Injury Trust
     As of the Effective Date, the Asbestos Personal Injury Trust shall be created. The Asbestos Personal Injury Trust is intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code. The purpose of the Asbestos Personal Injury Trust shall be to, among other things: (1) direct the processing, liquidation and payment of all Asbestos Personal Injury Claims in accordance with the Plan, the Asbestos Personal Injury Trust Distribution Procedures and the Confirmation Order; (2) preserve, hold, manage and maximize the assets of the Asbestos Personal Injury Trust for use in paying and satisfying Asbestos Personal Injury Claims; and (3) qualify at all times as a qualified settlement fund.

F. Appointment of Asbestos Personal Injury Trustees
     On the Confirmation Date, effective as of the Effective Date, in accordance with the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the individuals selected jointly by the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative (as identified in Exhibit IV.F), after consultation with the Debtors, shall be appointed to serve as the Asbestos Personal Injury Trustees for the Asbestos Personal Injury Trust.
G.	Transfers of Property to and Assumption of Certain Liabilities by the Asbestos Personal Injury Trust.
     1. Transfer of Books and Records to the Asbestos Personal Injury Trust
     On the Effective Date or as soon thereafter as is reasonably practicable, at the sole cost and expense of the Asbestos Personal Injury Trust and in accordance with written instructions provided to the Reorganized Debtors by the Asbestos Personal Injury Trust, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Asbestos Personal Injury Trust copies of those books and records agreed upon by the parties that pertain directly to Asbestos Personal Injury Claims that have been asserted against any Debtor. In furtherance of this Section IV.G.1, the Reorganized Debtors and the Asbestos Personal Injury Trust may enter into the Cooperation Agreement in the form of Exhibit IV.G.1. Pursuant to the Plan and the Confirmation Order, to the extent the Debtors provide any privileged books and records, such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. If the preservation of privilege pertaining to such books and records is challenged or disapproved by the Bankruptcy Court or the District Court and if the Asbestos Personal Injury Trust determines that it needs access to such information, the Reorganized Debtors will, at the sole cost and expense of the Asbestos Personal Injury Trust, retain the books and records and enter into arrangements to permit the Asbestos Personal Injury Trust to have access to such books and records, to the extent such access does not result in the destruction or waiver of any applicable privileges. If the Asbestos Personal Injury Trust does not issue written instructions for the transfer or retention of such books and records within 180 days after the Effective Date, or if the Asbestos Personal Injury Trust so requests, the Reorganized Debtors may (and shall, if the Asbestos Personal Injury Trust so requests, but at the sole cost and expense of the Asbestos Personal Injury Trust), destroy any such books and records, and the order of the Bankruptcy Court or the District Court entered during the Reorganization Cases with respect to the retention of books and records shall be deemed superseded by this section of the Plan.
     2. Funding the Asbestos Personal Injury Trust
     a. On the Effective Date, the Reorganized Debtors (i) will pay $890 million in cash to the Asbestos Personal Injury Trust and (ii) issue the Note, the terms and provisions of which shall be reasonably acceptable to the Debtors, the Asbestos Personal Injury Committee, the Asbestos Personal Injury Committee Members’ Counsel and the Asbestos Personal Injury Futures Representative.
     b. On the Effective Date, the Reorganized Debtors will provide the Contingent Payment Note, the terms and provisions of which shall be reasonably acceptable to the Debtors, the Asbestos Personal Injury Committee, the Asbestos Personal Injury Committee Members’ Counsel and the Asbestos Personal Injury Futures Representative and the payment of which shall only be subject to the Condition Precedent; provided, however, that:
     i. If the FAIR Act is not enacted and made law on or before the Trigger Date, the obligations under the Contingent Payment Note shall vest and the Reorganized Debtors shall satisfy the Contingent Payment Note as set forth in Section IV.G.2.c below.

     ii. If the FAIR Act is enacted and made law on or before the Trigger Date, and is not subject to a Challenge Proceeding on or before 60 days after the Trigger Date, the obligations under the Contingent Payment Note shall not vest and the Contingent Payment Note will be fully canceled.
     iii. If the FAIR Act is enacted and made law on or before the Trigger Date, but is subject to a Challenge Proceeding as of 60 days after the Trigger Date, the obligations under the Contingent Payment Note shall not vest, subject to the resolution of the Challenge Proceeding by a Final Order as follows:
     (a) If the Challenge Proceeding is resolved by a Final Order such that the FAIR Act is unconstitutional in its entirety or as applied to debtors in chapter 11 cases whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are then similarly situated to the Debtors as of February 1, 2006 (in a chapter 11 case with a plan of reorganization that has not yet been confirmed)), so that such debtors will not be subject to the FAIR Act, then the obligations under the Contingent Payment Note shall vest and the Reorganized Debtors shall satisfy the Contingent Payment Note, with the first payment of $1.9 billion being due within 30 days after such Final Order and the second payment of $1.15 billion being due within 180 days after such Final Order.
     (b) If the Challenge Proceeding is resolved by a Final Order in a manner other than as contemplated by the immediately preceding clause (a), then the obligations under the Contingent Payment Note shall not vest and the Contingent Payment Note will be fully canceled.
     c. If the Condition Precedent is met, subject to Section IV.G.2.b.iii, then $1.9 billion of the Contingent Payment Note will be payable within 30 days after the Trigger Date, with the remaining $1.15 billion of the Contingent Payment Note payable within 180 days after the Trigger Date.
     d. Until such time as the Contingent Payment Note is either paid in full or canceled, Reorganized USG will not declare any dividend to the holders of its stock or repurchase its stock in an amount that exceeds $150 million.
     e. As set forth in more detail in the Contingent Payment Note, until such time as the Contingent Payment Note is either paid in full or canceled, the amount of the Reorganized Debtors’ indebtedness that is senior to the Contingent Payment Note (through any combination of the granting of security or subordination) will be limited to:
     i. an exit financing facility in an amount not to exceed $750 million;
     ii. amounts necessary to fund any Plan Distributions, after taking into account available cash, including payments to the Asbestos Personal Injury Trust (including payments on the Note and the Contingent Payment Note), payments to unsecured creditors and payments to holders of Asbestos Property Damage Claims;
     iii. amounts necessary to fund the operations, capital expenditures and working capital of the Reorganized Debtors;
     iv. other customary items such as leases, hedging, interest rate protection, taxes and similar items;

     v. $125 million general basket; and
     vi. any refinancing of the above.
     3. Transfer of the Asbestos Personal Injury Insurance Asset
     On the Effective Date, the Reorganized Debtors shall transfer to the Asbestos Personal Injury Trust the Asbestos Personal Injury Insurance Asset.
     4. Assumption of Certain Liabilities by the Asbestos Personal Injury Trust
     In consideration for the property transferred to the Asbestos Personal Injury Trust pursuant to Section IV.G.2 hereof and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, the Asbestos Personal Injury Trust shall assume all Liabilities and responsibility for all Asbestos Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability therefor. The Asbestos Personal Injury Trust also shall assume all liability for premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, or any other charges, costs, fees or expenses (if any) that become due to any insurer in connection with the Asbestos Personal Injury Insurance Asset as a result of Asbestos Personal Injury Claims against Entities insured under policies included in the Asbestos Personal Injury Insurance Asset by reason of vendor’s endorsements, or under the indemnity provisions of settlement agreements that any Debtor made with various insurers prior to the Petition Date to the extent that those indemnity provisions relate to Asbestos Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability for any of the foregoing. Except as otherwise provided in the Plan, the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the Asbestos Personal Injury Trust shall have all defenses, cross-claims, offsets and recoupments, as well as rights of indemnification, contribution, subrogation and similar rights, regarding such Asbestos Personal Injury Claims that the Debtors or the Reorganized Debtors have or would have had under applicable law.
     5. Indemnification by the Asbestos Personal Injury Trust
     The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Protected Party from and against any Asbestos Personal Injury Claim and any related damages.
     6. Cooperation with Respect to Insurance Matters
     The Reorganized Debtors shall cooperate with the Asbestos Personal Injury Trust and use commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary or appropriate to effectuate the transfer of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust. By way of enumeration and not of limitation, the Reorganized Debtors shall be obligated: (a) to provide the Asbestos Personal Injury Trust with copies of insurance policies, other coverage agreements and settlement agreements included within or relating to the Asbestos Personal Injury Insurance Asset; (b) to provide the Asbestos Personal Injury Trust with information necessary or helpful to the Asbestos Personal Injury Trust in connection with its efforts to obtain insurance and other coverage for Asbestos Personal Injury Claims; and (c) to execute further assignments or allow the Asbestos Personal Injury Trust to pursue claims relating to the Asbestos Personal Injury Insurance Asset in its name (subject to appropriate disclosure of the fact that the Asbestos Personal Injury Trust is doing so and the reasons why it is doing so), including by means of arbitration, alternative dispute resolution proceedings or litigation, to the extent necessary or helpful to the efforts of the Asbestos Personal Injury Trust to obtain insurance and other coverage under the Asbestos Personal Injury Insurance Asset for Asbestos Personal Injury Claims. To the extent that the transfer of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust is determined to be invalid, ineffective or in violation of the Asbestos Personal Injury

Insurance Asset by a court or arbitrator of competent jurisdiction, upon the request of the Asbestos Personal Injury Trust, the Reorganized Debtors shall (a) pursue any rights to the Asbestos Personal Injury Insurance Asset for the benefit of, and to the fullest extent required by, the Asbestos Personal Injury Trust and (b) immediately transfer any amounts recovered under or on account of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust. The Asbestos Personal Injury Trust shall be obligated to compensate the Reorganized Debtors for costs reasonably incurred in connection with providing assistance to the Asbestos Personal Injury Trust or in pursuing recovery for the benefit of the Asbestos Personal Injury Trust pursuant to this Section IV.G.6, including out-of-pocket costs and expenses, consultant fees and attorneys’ fees.
     7. Authority of the Reorganized Debtors
     Effective on the Confirmation Date, the Reorganized Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to enable them to implement effectively the provisions of the Plan and the Asbestos Personal Injury Trust Agreement.
H. Preservation of Rights of Action; Settlement of Claims and Releases
     1. Preservation of Rights of Action by the Debtors and the Reorganized Debtors
     Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce, any claims, demands, rights and causes of action that any Debtor or Estate may hold against any Entity, including any Recovery Actions. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their right to File and pursue, and shall have the sole right to File and pursue, any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to any Debtor. Notwithstanding the foregoing, on the Effective Date, the Reorganized Debtors shall be deemed to waive and release any Recovery Actions arising under section 547 of the Bankruptcy Code relating to preferential transfers held by any Debtor or its Estate or any Reorganized Debtor against any Entity, and any adversary proceeding Filed on account of such Recovery Actions arising under section 547 of the Bankruptcy Code shall be dismissed. A nonexclusive schedule of currently pending actions and claims brought by one or more of the Debtors is attached as Exhibit IV.H.1. In accordance with and subject to any applicable law, the Debtors’ inclusion or failure to include any right of action or claim on Exhibit IV.H.1 shall not be deemed an admission, denial or waiver of any claims, demands, rights or causes of action that any Debtor or Estate may hold against any Entity.
     2. Comprehensive Settlement of Claims and Controversies
     Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.H.3, shall constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Claim, Asbestos Personal Injury Claim or Interest or any Distribution to be made pursuant to the Plan on account of any Allowed Claim, Asbestos Personal Injury Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

3. Releases
          a. General Releases of Debtors and Reorganized Debtors
     Except as otherwise expressly set forth in the Plan, on and after the Effective Date, the Debtors are released from all Liabilities from the beginning of time.
          b. Release by the Debtors and Reorganized Debtors
     i. Without limiting any applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to any Debtor, the Reorganization Cases or the Plan that such Entity has, had or may have against each of the present or former directors or officers of the Debtors acting in such capacity.
     ii. Without limiting any applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge the New Investor and its affiliates, and their respective officers, directors, employees, subsidiaries, members, managers, agents, attorneys, representatives and advisors from all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date, arising from, or related to such parties’ participation in the Equity Committee, the Reorganization Cases, the Plan, the Rights Offering or the New Investor Documents, other than such parties’ contractual liability to the Debtors pursuant to the New Investor Documents and any exhibit or attachment thereto.
          c. General Releases by Holders of Claims or Interests
     Without limiting any other applicable provisions of, or releases contained in, the Plan or the Bankruptcy Code, as of the Effective Date, in consideration for, among other things, the obligations of the Debtors and the Reorganized Debtors under the Plan, the Note, the Contingent Payment Note, the New Investor Documents, cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that votes in favor of the Plan shall be deemed to forever release, waive and discharge all Liabilities in any way relating to any Debtor, the Reorganization Cases or the Plan that such Entity has, had or may have against any Debtor, any Reorganized Debtor, the New Investor and each of their respective present or former directors, officers, employees, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity (which release shall be in addition to the discharge of Claims provided herein and under the Confirmation Order and the Bankruptcy Code).
          d. Injunction Related to Releases
     As further provided in Section IX.B, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Liabilities released pursuant to the Plan.
I. Continuation of Certain Employee, Retiree and Workers’ Compensation Benefits
     1. Employee Benefits
     From and after the Effective Date, the Reorganized Debtors intend to continue (or continue as modified or replaced) their existing employee benefit policies, plans and agreements, including: (a) medical, dental, life, travel accident and accidental death and dismemberment insurance; (b) sick pay, short-term disability pay and long-term disability insurance; (c) vacation and holiday pay; (d) bonus and severance programs; (e) tuition assistance policies; and (f) qualified deferred compensation plans.
     2. Retiree Benefits
     From and after the Effective Date, the Reorganized Debtors shall be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and any similar health, disability or death benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable nonbankruptcy law.
     3. Workers’ Compensation Benefits
     From and after the Effective Date, the Reorganized Debtors, in their sole discretion, may continue to pay valid Claims arising before the Petition Date under the Debtors’ workers’ compensation programs.
J. Special Provisions Regarding Insured Claims and Insurance Policies
     1. Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims
     Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section IV.J.1 shall constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any Entity may hold against any other Entity, including the Debtors’ insurance carriers.
     2. Reinstatement and Continuation of Insurance Policies
     From and after the Effective Date, each of the Debtors’ insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with its terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section V.A.

     3. Insurance Neutrality
     a. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, nothing in the Plan or the Confirmation Order (including any other provision that purports to be preemptory or supervening), shall in any way operate to, or have the effect of, impairing the insurers’ legal, equitable or contractual rights, if any, in respect of any Claims. The rights of insurers shall be determined under the relevant insurance policies or insurance settlements, as applicable, and under applicable law.
     b. Nothing in the Plan, including the injunction and release provisions of Sections IV.H.3, IX.A and IX.B, or in the Confirmation Order (other than the Asbestos Personal Injury Insurance Asset Entity Injunction) shall preclude any Entity from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement. Nothing in the Plan or the Confirmation Order (other than the Asbestos Personal Injury Insurance Asset Entity Injunction) shall be deemed to waive any claims, defenses, rights or causes of action that any Entity has or may have under the provisions, terms, conditions, defenses or exclusions contained in such insurance policy or insurance settlement agreements, including any and all such claims, defenses, rights or causes of action based upon or arising out of Asbestos Personal Injury Claims that are liquidated, resolved, discharged, channeled or paid in connection with the Plan.
K. Cancellation and Surrender of Instruments, Securities and Other Documentation
     Except as otherwise provided in the Plan (including with respect to those Industrial Revenue Bonds that are Reinstated pursuant to Section III.B.5) or in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III, the Credit Facilities, the Senior Note Indenture, the Senior Notes and the Industrial Revenue Bond Indentures that are not Reinstated shall be canceled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor, and the obligations of the Debtors and the Indenture Trustees, if applicable, under such agreements, contracts, instruments and other documents shall be discharged; provided, however, that the Senior Notes, the Industrial Revenue Bonds and the relevant indentures shall continue in effect solely for the purpose of (1) allowing the relevant holders of notes to receive their Distributions hereunder and (2) allowing the Indenture Trustees to make the Distributions, if any, to be made on account of the Senior Note Claims and the Industrial Revenue Bonds Claims. The holders of or parties to such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.H. Notwithstanding any provision contained in this Plan to the contrary, the distribution provisions contained in the Senior Note Indenture and the Industrial Revenue Bond Indentures, as applicable, shall continue in effect to the extent necessary to authorize the Indenture Trustees to receive and distribute to the holders of Allowed Senior Note Claims and Industrial Revenue Bond Claims any Distributions made pursuant to the Plan on account of such Allowed Claims and shall terminate completely upon completion of all such Distributions.
L. Release of Liens
     Except as otherwise provided in the Plan (including with respect to those Industrial Revenue Bonds that are Reinstated pursuant to Section III.B.5) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III, all mortgages, deeds of trust, liens or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.
M. Effectuating the Rights Offering
     As of the Confirmation Date, the Debtors may enter into and effectuate any Rights Offering Documents, if applicable, perform under the New Investor Documents and take any actions appropriate or necessary to consummate the Rights Offering.
N. Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes
     The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Senior Vice President or any Vice President of each Debtor or Reorganized Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following shall not be subject to any stamp tax or similar tax: (1) the issuance, transfer or exchange of the Additional Common Stock, the Note or the Contingent Payment Note; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) any Restructuring Transaction; or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any Restructuring Transaction pursuant to the Plan.
O. Compliance with QSF Regulations
     Reorganized USG and the Asbestos Personal Injury Trustees shall take all actions required of them as “transferor” and “administrator,” respectively, pursuant to Treasury Regulations promulgated under section 468B of the Internal Revenue Code.
P. Procedure for Resolution of Postpetition Interest Disputes
     1. To the extent any holder of a Class 6 Claim believes that it is entitled to Postpetition Interest at an interest rate other than the rate described in Section I.A.99.f.i, the holder of such Claim must timely File and serve on the Debtors at the addresses set forth in Section XI.H. a Postpetition Interest Rate Determination Notice no later than June 26, 2006. The Debtors or Reorganized Debtors, as applicable, will have the opportunity to review and dispute the Postpetition Interest Rate Determination Notice and shall File any objection to the Postpetition Interest Rate Determination Notice no later than 60 days after the Effective Date. In objecting to the Postpetition Interest Rate Determination Notice, the Debtors or Reorganized Debtors, as applicable, may assert that the holder of the Claim that Filed the Postpetition Interest Rate Determination Notice is entitled to no Postpetition Interest under applicable law, and the Bankruptcy Court may find that no Postpetition Interest is required and order that none shall be paid on account of such Claim. To the extent the Postpetition Interest Rate Determination Notice does not relate to a Disputed Claim, the Debtors may pay the principal amount of the Allowed Claim on the Effective Date, in accordance with the applicable provisions of the Plan; provided, however, that no payment of Postpetition Interest will be made until the Postpetition Interest Rate Determination Notice is resolved in accordance with this Section IV.P.
     2. If the Debtors or Reorganized Debtors, as applicable, determine that the interest rate asserted in the Postpetition Interest Rate Determination Notice is appropriate, the Debtors may File a certificate of no objection at any time with respect to such notice and pay Postpetition Interest at the rate requested in the Postpetition Interest

Rate Determination Notice. No hearing is required by the Bankruptcy Court with respect to any Postpetition Interest Rate Determination Notice for which a certificate of no objection is Filed or for which the Debtors or Reorganized Debtors, as applicable, do not File a timely objection.
     3. If the Debtors or Reorganized Debtors, as applicable, File an objection to the Postpetition Interest Rate Determination and no stipulation or agreement is reached with respect to the appropriate rate of Postpetition Interest for such Claim, the Debtors or Reorganized Debtors, as applicable, may ask the Bankruptcy Court to schedule a hearing on the particular Postpetition Interest Rate Determination Notice and the related objection at an appropriate time.
     4. The Debtors or Reorganized Debtors, as applicable, and the holder of the Claim that Filed the Postpetition Interest Rate Determination Notice at any time may enter into a stipulation or agreement as to the appropriate rate of Postpetition Interest with respect to such Claim, without further action of the Bankruptcy Court.
ARTICLE V.
TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES
A. Executory Contracts and Unexpired Leases to Be Assumed
     1. Assumption Generally
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtor shall assume each of its respective Executory Contracts and Unexpired Leases other than those listed on Exhibit V.C; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its assumption pursuant hereto; or (b) add any Executory Contract or Unexpired Lease to Exhibit V.C, thus providing for its rejection pursuant to this Section V.A.1. The Debtors shall provide notice of any amendments to Exhibit V.C to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases. Nothing herein shall constitute an admission by a Debtor or Reorganized Debtor that any contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.
     2. Assumptions of Executory Contracts and Unexpired Leases
     Each Executory Contract or Unexpired Lease assumed under Section V.A.1 shall include any modifications, amendments, supplements or restatements to such contract or lease.
     3. Assignments Related to the Restructuring Transactions
     As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, shall be deemed assigned to the applicable Entity, pursuant to section 365 of the Bankruptcy Code.

     4. Approval of Assumptions and Assumption Procedures
     The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in Section V.A.1, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for assumption of an Executory Contract or Unexpired Lease are as follows:
     a. After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being assumed pursuant to the Plan notice of: (i) the contract or lease being assumed or assumed and assigned; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (iii) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.
     b. Any entity wishing to object to (i) the proposed assumption of an Executory Contract or Unexpired Lease under the Plan or (ii) the proposed amount of the related Cure Amount Claim must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.A.4.a.
     c. If no objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease: (i) the proposed assumption of the Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court; and (ii) the Cure Amount Claim identified by the Debtors in the notice shall be fixed and shall be paid in accordance with the Plan on or after the Effective Date, without further action of the Bankruptcy Court, to the appropriate contract or lease party identified on the notice.
     d. If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.
     e. If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection: (i) the Debtors or Reorganized Debtors may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time; or (ii) the Debtors or Reorganized Debtors, as applicable, may designate the Executory Contract or Unexpired Lease underlying such objection for rejection pursuant to Section V.C and amend Exhibit V.C accordingly.
B. Payments Related to the Assumption of Executory Contracts and Unexpired Leases
     To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or Distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash.
C. Executory Contracts and Unexpired Leases to Be Rejected and Rejection Procedures
     On the Effective Date, each Executory Contract and Unexpired Lease listed on Exhibit V.C shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease listed on Exhibit V.C shall be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for rejection of an Executory Contract or Unexpired Lease are as follows:
     1. After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being rejected pursuant to the Plan notice of such proposed rejection.
     2. Any entity wishing to object to the proposed rejection of an Executory Contract or Unexpired Lease under the Plan must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.C.1.
     3. If no objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the proposed rejection of the applicable Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court.
     4. If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.
     5. If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection the Debtors or Reorganized Debtors, as applicable, may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Court to schedule a hearing on the particular objection and the related reply at an appropriate time.
D. Bar Date for Rejection Damages
     Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, on the later to occur of (1) 60 days after the Effective Date or (2) 30 days after the date of entry of an Order rejecting such Executory Contract or Unexpired Lease.

E. Obligations to Indemnify Directors, Officers and Employees
     The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees prior to or following the Petition Date by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of any Debtor or any other corporation, partnership or other legal Entity, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, shall be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.
F. Contracts and Leases Entered Into After the Petition Date
     Notwithstanding any other provisions of the Plan, contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed by the Debtor or Reorganized Debtor liable thereunder in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order.
ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS
A. Distributions for Claims Allowed as of the Effective Date
     Except as otherwise provided in the Plan (including with respect to Asbestos Personal Injury Claims), Distributions to be made on the Effective Date to holders of Claims that are Allowed Claims as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date or (2) such later date when the applicable conditions of Section V.B (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2.a (regarding undeliverable Distributions), Section VI.G.4 (regarding compliance with Tax requirements) or Section VI.H (regarding surrender of canceled instruments or securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Section VI.G.3. Any Claim that is disallowed by order of the Bankruptcy Court (or the District Court) prior to the Effective Date shall be deemed expunged (to the extent not already expunged) as of the Effective Date without the necessity for further Bankruptcy Court approval and the holder of any such Claim shall not be entitled to any Distributions under the Plan.
B. Method of Distributions to Holders of Claims
     Reorganized USG or such Third Party Disbursing Agents as Reorganized USG may employ in its sole discretion shall make all Distributions of cash, the Note, the Contingent Payment Note and other instruments or documents required under the Plan. Each Disbursing Agent shall serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or make the Distributions required by the Plan. The Debtors intend that the Indenture Trustees and the Credit Facilities Agent will serve as Third Party Disbursing Agents and will receive Distributions for the benefit of, and make Distributions to, holders of Allowed Industrial Revenue Bond Claims, Allowed Senior Note Claims and Credit Facilities Claims, as applicable.

C. Compensation and Reimbursement for Services Related to Distributions
     Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan shall receive from Reorganized USG, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with Reorganized USG and shall not be deducted from Distributions to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent.
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions
     1. Delivery of Distributions
     Except for Asbestos Personal Injury Claims, Distributions to holders of Allowed Claims shall be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.
     2. Undeliverable Distributions Held by Disbursing Agents
          a. Holding and Investment of Undeliverable Distributions
     If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions shall be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Undeliverable Distributions shall remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.D.2.a until such time as a Distribution becomes deliverable. Undeliverable cash shall be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines.
          b. After Distributions Become Deliverable
     On each Quarterly Distribution Date, the applicable Disbursing Agents shall make all Distributions that become deliverable to holders of Allowed Claims (other than Asbestos Personal Injury Claims) during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent.
          c. Failure to Claim Undeliverable Distributions
     Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a Distribution was attempted to be made to such holder shall have its claim for such undeliverable Distribution discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Unclaimed Distributions shall become property of Reorganized USG, free of any restrictions thereon, and any such Distributions held by a Third Party Disbursing Agent shall be returned to Reorganized USG. Nothing contained in the Plan shall require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

E. Distribution Record Date
     1. A Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.
     2. As of the close of business on the Distribution Record Date, the respective transfer or Claims registers for the Credit Facilities Claims, Senior Note Claims and Industrial Revenue Bond Claims, as maintained by the Debtors or the Credit Facilities Agent, Senior Note Indenture Trustee or Industrial Revenue Bond Indenture Trustees, as applicable, shall be closed and any transfer of any Claim or interest therein shall be prohibited. The applicable Disbursing Agent shall have no obligation to recognize the transfer or sale of any Credit Facilities Claim, Senior Note Claim or Industrial Revenue Bond Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Credit Facilities Claims, Senior Note Claims or Industrial Revenue Bond Claims who are holders of such Claims as of the close of business on the Distribution Record Date.
     3. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.
F. Means of Cash Payments
     Except as otherwise specified herein, cash payments made pursuant to the Plan to holders of Claims shall be in U.S. currency by checks drawn on a domestic bank selected by Reorganized USG or, at the option of Reorganized USG, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of Reorganized USG, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
G. Timing and Calculation of Amounts to Be Distributed
     1. Timing of Distributions Under the Plan
     Any Distribution to be made by any Debtor or Reorganized Debtor pursuant to the Plan shall be deemed to have been timely made if made within 60 days after the time therefore specified in the Plan. Except as otherwise provided in the Plan, no interest shall accrue or be paid with respect to any Distribution as a consequence of such Distribution not having been made on the Effective Date.
     2. Distribution to the Asbestos Personal Injury Trust
     The Distribution to the Asbestos Personal Injury Trust shall be made on the Effective Date.
     3. Allowed Claims
     On the Effective Date, each holder of an Allowed Claim (other than an Asbestos Personal Injury Claim) shall receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, Distributions also shall be made pursuant to Section VII.D to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such quarterly Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

     4. Compliance with Tax Requirements
     a. In connection with the Plan and as described in greater detail in Sections XII.D and XII.E of the Disclosure Statement, to the extent applicable, each Disbursing Agent shall comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Each Disbursing Agent shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
     b. Without limiting the generality of the foregoing, in accordance with the Internal Revenue Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to Distributions made pursuant to the Plan, unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides at the applicable Disbursing Agent’s request a completed IRS Form W-9 (or substitute therefore) on which the holder includes a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Among other things, to receive any Postpetition Interest, if requested by a Disbursing Agent, a holder of an Allowed Claim shall be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding. Non-U.S. holders may be required by the applicable Disbursing Agent to provide a completed IRS Form W-8 to establish an exemption from or a treaty-reduced rate of withholding on interest distributed pursuant to the Plan. No Distributions on account of Postpetition Interest shall be made to a holder of an Allowed Claim until such time as the holder of such Claim establishes exemption from withholding or provides the relevant IRS Form W-8 or W-9, as applicable.
     c. Notwithstanding any other provision of the Plan, each Entity receiving a Distribution of cash, the Note or the Contingent Payment Note pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other Tax obligations.
H. Surrender of Canceled Instruments or Securities
     As a condition precedent to receiving any Distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.K, the holder of such Claim must tender, as specified in this Section VI.H, the applicable notes (other than any notes that may have been issued under the Credit Facilities), instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any Distributions pursuant to the Plan on account of any such Claim shall be treated as an undeliverable Distribution pursuant to Section VI.D.2.a.
I. Setoffs
     Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable

Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such a Claim holder.
J. Allocation of Payments
     Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to interest that has accrued on such Claims but remains unpaid.
ARTICLE VII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS
A. Prosecution of Objections to Claims
     1. Objections to Claims
     Objections to Claims (other than Asbestos Personal Injury Claims) must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections shall be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or Schedules relates shall be treated as an Allowed Claim if such Claim has not been allowed earlier.
     2. Authority to Prosecute Objections
     After the Effective Date, the Reorganized Debtors shall have the authority to File (if applicable), settle, compromise, withdraw or litigate to judgment objections to all Claims (other than Asbestos Personal Injury Claims), including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors may settle, compromise or otherwise resolve any Disputed Claim or any objection or controversy relating to any Claim without approval of the Bankruptcy Court.
     3. Liquidation and Resolution of Litigation Claims and Asbestos Property Damage Claims
     Any unliquidated or disputed Litigation Claim or Asbestos Property Damage Claim that is a Timely Claim shall be liquidated, in accordance with applicable law, in: (a) the Bankruptcy Court (or the District Court) or (b)(i) the court in which it is pending on the Effective Date or (ii) if no action was pending on the Effective Date, any court of appropriate jurisdiction. This Section VII.A.3 is without prejudice to any party’s ability to request liquidation of a Claim in any applicable forum. If a Claim is to be liquidated in a court other than the Bankruptcy Court (or the District Court), upon the entry of an order of the Bankruptcy Court (or the District Court) or the execution of a written agreement by the Reorganized Debtors and the particular claimant, the injunction provided under Section IX.B.1 shall be deemed modified solely to the extent necessary to allow the parties to liquidate the Litigation Claim or the Asbestos Property Damage Claim in the applicable court. Notwithstanding the foregoing, at all times prior to or after the Effective Date, the Bankruptcy Court shall retain jurisdiction relating to Litigation Claims and Asbestos Property Damage Claims, including the Debtors’ right to have such Claims liquidated in the Bankruptcy Court (or the District Court) pursuant to section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable. Any Litigation Claim or Asbestos Property Damage Claim liquidated pursuant to a judgment obtained in accordance with this Section VII.A.3 and applicable nonbankruptcy law that is no longer appealable or subject to review shall be deemed an Allowed Claim in Class 6 or Class 8, as applicable, against the applicable Debtor in such liquidated amount upon the agreement of the parties or order of the Bankruptcy Court. The holder of any Litigation Claim or Asbestos Property Damage Claim allowed in accordance with the procedures in this Section VII.A.3 shall be entitled to any interest on such Allowed Claim required by applicable law and awarded by a

Final Order. In the event a Litigation Claim or Asbestos Property Damage Claim is resolved pursuant to a judgment or order that (a) is obtained in accordance with this Section VII.A.3, (b) is no longer appealable or subject to review and (c) provides for no recovery against the applicable Reorganized Debtor, such Litigation Claim or Asbestos Property Damage Claim shall be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Reorganized Debtor’s service of a copy of such judgment or order upon the holder of such Litigation Claim or Asbestos Property Damage Claim. Nothing contained in this Section VII.A.3 shall constitute or be deemed a waiver of any claim, right or cause of action that a Debtor or Reorganized Debtor may have against any person or entity in connection with or arising out of any Litigation Claim or Asbestos Property Damage Claim.
     4. Authority to Amend Schedules
     The Debtors or the Reorganized Debtors shall have the authority to amend the Schedules with respect to any Claim and to make Distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor shall provide the holder of such Claim with notice of such amendment and such holder shall have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the Debtor or Reorganized Debtor may proceed with Distributions based on such amended Schedules without approval of the Bankruptcy Court.
B. Treatment of Disputed Claims
     Notwithstanding any other provisions of the Plan, no payments or Distributions shall be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.
C. Enforcement of Bar Date Order
     In accordance with the Bar Date Order and section 502(b)(9) of the Bankruptcy Code, any Entity that failed to File a proof of Claim by the applicable Bar Date or was not otherwise permitted to File a proof of Claim after the applicable Bar Date by a Final Order of the Bankruptcy Court is and shall be barred, estopped and enjoined from asserting any Claim against the Debtors (1) in an amount that exceeds the amount, if any, that is identified in the Schedules on behalf of such Entity as undisputed, noncontingent and liquidated; or (2) of a different nature or a different classification than any Claim identified in the Schedules on behalf of such Entity. All Claims Filed after the applicable Bar Date and for which no Final Order has been entered by the Bankruptcy Court determining that such Claims were timely Filed shall be disallowed and expunged. Any Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent and liquidated.
D. Distributions on Account of Disputed Claims Once Allowed
     On each Quarterly Distribution Date, the applicable Disbursing Agent shall make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class.
E. Indenture Trustees as Relevant Claim Holders
     Consistent with Bankruptcy Rule 3003(c), the Debtors or Reorganized Debtors, as applicable, shall recognize a Proof of Claim filed by the Senior Note Indenture Trustee with respect to any Senior Note Claim or the relevant Industrial Revenue Bond Indenture Trustee with respect to the applicable Industrial Revenue Bond Claim; provided, however, such recognition in no way waives any of the Debtors’ or Reorganized Debtors’ rights against or defenses to such Claim. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a

Claim, shall be disallowed as duplicative of the Claim of the pertinent Indenture Trustee, without further action by the Debtors or Reorganized Debtors and without further order from the Bankruptcy Court.
ARTICLE VIII.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN
A. Conditions to Confirmation
     The following shall be conditions to Confirmation unless such conditions shall have been duly waived pursuant to Section VIII.C:
     1. The Confirmation Order shall have been entered by the Bankruptcy Court or the District Court (and, if the Confirmation Order is entered by the Bankruptcy Court, shall have been fully affirmed by the District Court), shall be acceptable in form and substance to the Debtors and shall be reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.
     2. The Plan and Confirmation Order, as entered, shall ratify and approve the New Investor Documents without any change or modification.
     3. All Exhibits to the Plan are in form and substance satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.
     4. The Bankruptcy Court or the District Court makes the following findings, each of which shall be contained in the Confirmation Order and each of which, if the Confirmation Order is entered by the Bankruptcy Court, shall be fully affirmed by the District Court:
     a. The Asbestos Permanent Channeling Injunction is to be implemented in connection with the Plan and the Asbestos Personal Injury Trust.
     b. The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of each of the Protected Parties with respect to all Asbestos Personal Injury Claims, and, upon such assumption, no Protected Party shall have any liability for any Asbestos Personal Injury Claim.
     c. Each Debtor had been named as a defendant in a personal injury, wrongful death or property damage action seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.
     d. The Asbestos Personal Injury Trust is to be funded in whole or in part by securities of one or more of the Reorganized Debtors and by the obligation of such Reorganized Debtor or Reorganized Debtors to make future payments, including dividends.
     e. The Asbestos Personal Injury Trust is to own, or by the exercise of rights granted under the Plan would be entitled to own if specified contingencies occur, a majority of the voting shares of each such Reorganized Debtor, the parent corporation of each such Reorganized Debtor or a subsidiary of each such Reorganized Debtor that is also a Reorganized Debtor.
     f. The Asbestos Personal Injury Trust shall use its assets or income to pay Asbestos Personal Injury Claims, including Demands.

     g. Each of the Debtors is likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Claims that are addressed by the Asbestos Permanent Channeling Injunction.
     h. The actual amounts, numbers and timing of such future Demands cannot be determined.
     i. Pursuit of such Demands outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with Claims and future Demands.
     j. The terms of the Asbestos Permanent Channeling Injunction, including any provisions barring actions against third parties pursuant to section 524(g)(4)(A) of the Bankruptcy Code, are set out in the Plan and in the Disclosure Statement.
     k. The Plan establishes, in Class 7 (Asbestos Personal Injury Claims), a separate class of the claimants whose Claims are to be addressed by the Asbestos Personal Injury Trust.
     l. Class 7 (Asbestos Personal Injury Claims) has voted, by at least 75 percent of those voting, in favor of the Plan.
     m. Pursuant to court orders or otherwise, the Asbestos Personal Injury Trust shall operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims or other comparable mechanisms, that provide reasonable assurance that the Asbestos Personal Injury Trust shall value and be in a financial position to pay, Asbestos Personal Injury Claims, including Demands, that involve similar Claims in substantially the same manner.
     n. Each Protected Party is identifiable from the terms of the Asbestos Permanent Channeling Injunction by name or as part of an identifiable group, and each Protected Party is or may be alleged to be directly or indirectly liable for the conduct of, Claims against or Demands on a Debtor to the extent that such alleged liability arises by reason of one or more of the following:
     i. such Entity’s ownership of a financial interest in any Debtor, Reorganized Debtor, a Past Affiliate, a present Affiliate of any Debtor or Reorganized Debtor, or Predecessor in Interest;
     ii. such Entity’s involvement in the management of any Debtor, any Reorganized Debtor or any Predecessor in Interest;
     iii. such Entity’s service as an officer, director or employee of any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest; or
     iv. such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor, any Reorganized Debtor or any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest, including (A) involvement in providing financing (debt or equity) or advice to an Entity involved in such a transaction or (B) acquiring or selling a financial interest in any Entity as part of such transaction.
     o. The Asbestos Personal Injury Futures Representative was appointed as part of the proceedings leading to issuance of the Asbestos Permanent Channeling Injunction for the purpose of protecting the rights of all persons, whether known or unknown, that might subsequently assert, directly or indirectly against any Debtor, an Asbestos Personal Injury Claim that is a Demand that is addressed in the Asbestos Permanent Channeling Injunction and transferred to the Asbestos Personal Injury Trust, regardless of the nature or theory of such Demand.
     p. Identifying each Protected Party (by name or as part of identifiable group, as applicable) in the Asbestos Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such Protected Party, in light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust, on behalf of any such Protected Party.
     q. The Plan and the Asbestos Personal Injury Trust (and related documents) comply with section 524(g) of the Bankruptcy Code.
     r. The Plan and its Exhibits are a fair, equitable and reasonable resolution of the liabilities of the Debtors for the Asbestos Personal Injury Claims.
     s. The Asbestos Personal Injury Futures Representative has adequately and completely fulfilled his duties, responsibilities and obligations as the representative for the persons set forth in finding Section VIII.A.4.o above in accordance with section 524(g) of the Bankruptcy Code.
     t. Adequate and sufficient notice of the Disclosure Statement, the Plan and the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan has been given to (i) all known creditors and holders of Interests, (ii) parties that requested notice in accordance with Bankruptcy Rule 2002 (including the Asbestos Personal Injury Committee, Asbestos Personal Injury Futures Representative, Asbestos Property Damage Committee, the Equity Committee and the Creditors’ Committee), (iii) all parties to Unexpired Leases and Executory Contracts with the Debtors and (iv) all taxing authorities listed on the Debtors’ Schedules or in the Debtors’ Claims database, in each case, (A) in accordance with the solicitation procedures governing such service and (B) in substantial compliance with Bankruptcy Rules 2002(b), 3017 and 3020(b). Such transmittal and service were adequate and sufficient to bind, among other parties, any holder of an Asbestos Personal Injury Claim, and no other or further notice is or shall be required.
     5. The Bankruptcy Court and the District Court, as required, shall have entered the Asbestos Permanent Channeling Injunction (which may be included in the Confirmation Order), which shall contain terms satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.
B. Conditions to the Effective Date
     The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section VIII.C:
     1. The Bankruptcy Court or the District Court shall have entered an order (contemplated to be part of the Confirmation Order) in form and substance satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the

Plan, including completion of the Restructuring Transactions and other transactions contemplated by the Plan and the implementation and consummation of contracts, instruments, releases and other agreements or documents created in connection with the Plan.
     2. The Confirmation Order has been entered by the Bankruptcy Court or the District Court (and, if the Confirmation Order is entered by the Bankruptcy Court, has been fully affirmed by the District Court) and shall have become a Final Order.
     3. The Confirmation Order and the Asbestos Permanent Channeling Injunction shall be in full force and effect.
     4. The Asbestos Personal Injury Trustees shall have been selected and shall have executed and delivered the Asbestos Personal Injury Trust Agreement.
     5. Each of the Exhibits, the Rights Offering Documents and any debt documents shall be fully executed and delivered to the Debtors, shall be in form and substance acceptable to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative and shall be fully enforceable in accordance with their terms.
     6. The Registration Statement shall have become effective and no stop order suspending the effectiveness thereof shall have been issued or proceedings therefor been initiated or threatened in writing by the Securities and Exchange Commission and shall be in full force and effect.
     7. The Effective Date shall have occurred on or before August 1, 2006.
C. Waiver of Conditions to Confirmation or the Effective Date
     The conditions to Confirmation set forth in Section VIII.A and the conditions to the Effective Date set forth in Section VIII.B may be waived in whole or part in writing by the Debtors at any time without an order of the Bankruptcy Court or the District Court; provided, however, (1) the conditions contained in Sections VIII.A.1, VIII.A.3, VIII.A.5, VIII.B.1, VIII.B.5 and VIII.B.7 may only be waived with the consent of the Asbestos Personal Injury Committee and Asbestos Personal Injury Futures Representative, which shall not be unreasonably withheld; and (2) the conditions contained in Section VIII.A.2 may only be waived with the consent of the New Investor.
D. Effect of Nonoccurrence of Conditions to the Effective Date
     If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section VIII.C, then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section VIII.D, (1) the Plan shall be null and void in all respects, including with respect to the discharge of Claims; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE IX.
DISCHARGE, INJUNCTION
AND SUBORDINATION RIGHTS
A. Discharge of Claims
     1. Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims, including any Asbestos Personal Injury Claims (other than Demands) and including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation shall, as of the Effective Date discharge the Debtors from all Claims or other Liabilities that arose on or before the Effective Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (c) the holder of a Claim based on such debt has accepted the Plan.
     2. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of a discharge of all Claims, including any Asbestos Personal Injury Claims (other than Demands) and other debts and Liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim.
B. Injunctions
     1. General Injunctions
     a. Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, other than to enforce any right pursuant to the Plan to a Distribution; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, other than as permitted pursuant to (i) above; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
     b. As of the Effective Date, all Entities that have held, currently hold or may hold any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan shall be permanently enjoined from taking any of the following actions against any released Entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released

Entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
     c. By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section IX.B.
     2.  Asbestos Permanent Channeling Injunction
     Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
     a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;
     b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;
     c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;
     d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and
     e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.
The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Protected Party from and against any Asbestos Personal Injury Claim and any related damages.
     3. Asbestos Personal Injury Insurance Asset Entity Injunction
          a. Purpose and Provisions
     In order to protect the Asbestos Personal Injury Trust and to preserve its assets, pursuant to the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code, the Bankruptcy Court shall issue the Asbestos Personal Injury Insurance Entity Injunction as described in Section IX.B.3.b; provided, however, that, except as otherwise provided in the Confirmation Order, (i) the Asbestos Personal Injury Trust shall have the sole and exclusive authority at any time to terminate, or reduce or limit the scope of, the Asbestos Personal

Injury Insurance Entity Injunction with respect to any Asbestos Personal Injury Insurance Asset upon express written notice to such Asbestos Personal Injury Insurance Asset Entity; and (ii) the Asbestos Personal Injury Insurance Asset Entity Injunction is not issued for the benefit of any Asbestos Personal Injury Insurance Asset Entity, and no Asbestos Personal Injury Insurance Asset Entity is a third-party beneficiary of the Asbestos Personal Injury Insurance Entity Injunction.
          b. Terms
     Subject to the provisions of Section IX.B.3.a, all Entities (not including the Asbestos Personal Injury Trust or the Reorganized Debtors) that have held or asserted, that hold or assert or that may in the future hold or assert any Claim, Demand or cause of action (including any Asbestos Personal Injury Claim assumed by the Asbestos Personal Injury Trust) against any Asbestos Personal Injury Insurance Asset Entity based upon, relating to, arising out of or in any way connected with any Asbestos Personal Injury Claim or Asbestos Personal Injury Insurance Asset whenever and wherever arisen or asserted (including all Claims in the nature of or sounding in tort, or under contract, warranty or any other theory of law, equity or admiralty) shall be stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payments, satisfaction or recovery with respect to any such Claim, Demand or cause of action, including:
     i. commencing, conducting or continuing, in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including a judicial, arbitration, administrative or other proceeding) in any forum with respect to any such Claim, Demand, or cause of action against any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action;
     ii. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action;
     iii. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Asbestos Personal Injury Insurance Asset Entity, or the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action; and
     iv. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any obligation of any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand and or cause of action.
          c. Reservations
     Notwithstanding anything to the contrary above, this Asbestos Personal Injury Insurance Entity Injunction shall not enjoin:
     i. the rights of Entities to the treatment accorded them under Articles II and III of this Plan, as applicable, including the rights of Entities with Asbestos Personal Injury Claims to assert such Asbestos Personal Injury Claims against the Asbestos Personal Injury Trust, in accordance with the Asbestos Personal Injury Trust Distribution Procedures and the terms of this Plan;

     ii. the rights of Entities to assert any Claim, debt, obligation or liability for payment of Asbestos Personal Injury Trust-related expenses against the Asbestos Personal Injury Trust;
     iii. the rights of the Asbestos Personal Injury Trust and the Reorganized Debtors, as applicable, to prosecute any action based on or arising from Asbestos Personal Injury Insurance Asset;
     iv. the rights of the Asbestos Personal Injury Trust to assert any claim, debt, obligation or liability for payment against an Asbestos Personal Injury Insurance Asset Entity based on or arising from the Asbestos Personal Injury Insurance Asset; and
     v. the rights of Entities to assert any claim, debt, right, obligation or liability that (A) arises or relates to any insurance policy or any portion of any insurance policy that is not an Asbestos Personal Injury Insurance Asset and (B) is not subject to the Asbestos Permanent Channeling Injunction.
C. Subordination Rights
     The classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.
ARTICLE X.
RETENTION OF JURISDICTION
A. Retention of Exclusive Jurisdiction by the Bankruptcy Court
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, but subject to Section X.B, the Bankruptcy Court shall retain such exclusive jurisdiction over the Reorganization Cases and any matter related to the Reorganization Cases after the Effective Date as is legally permissible, including exclusive jurisdiction to:
     1. Other than with respect to Asbestos Personal Injury Claims, allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or the resolution of any objections to the allowance, priority or classification of Claims or Interests;
     2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;
     3. Resolve any matters, related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;
     4. Ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

     5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date or brought thereafter;
     6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;
     7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;
     8. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;
     9. Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;
     10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;
     11. Determine such other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;
     12. Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes; and
     13. Enter a final decree closing the Reorganization Cases.
     To the extent that it is not legally permissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court shall have nonexclusive jurisdiction over such matters to the extent legally permissible.
B. Exclusive Jurisdiction of the District Court
     Notwithstanding the entry of the Confirmation Order, the occurrence of the Effective Date and anything to the contrary in Section X.A, the District Court shall retain exclusive jurisdiction over matters relating to section 524(g) of the Bankruptcy Code and the Asbestos Permanent Channeling Injunction, including exclusive jurisdiction to determine matters that may be set forth in the Asbestos Permanent Channeling Injunction, or that may arise in connection with the Asbestos Permanent Channeling Injunction.

C. Jurisdiction Relating to Asbestos Personal Injury Claims
     Notwithstanding anything in this Article X to the contrary, the resolution of Asbestos Personal Injury Claims and the forum in which such resolution shall be determined shall be governed by and in accordance with the Asbestos Personal Injury Trust Distribution Procedures and the Asbestos Personal Injury Trust Agreement.
ARTICLE XI.
MISCELLANEOUS PROVISIONS
A. Dissolution of the Committee and Discharge of Asbestos Personal Injury Futures Representative
     On the Effective Date, each of the Creditors’ Committee, Asbestos Personal Injury Committee, Asbestos Property Damage Committee and Equity Committee shall dissolve and the members of such committees shall be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. Similarly, on the Effective Date, the Asbestos Personal Injury Futures Representative shall be deemed released and discharged from all duties and obligations from or related to the Reorganization Cases; provided, however, that the Asbestos Personal Injury Futures Representative may continue to serve or have obligations under the Asbestos Personal Injury Trust Agreement and be paid solely from the Asbestos Personal Injury Trust. The Professionals retained by such committees and the members thereof or by the Asbestos Personal Injury Futures Representative shall not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.e.ii.A and in connection with any appeal of the Confirmation Order.
B. Limitation of Liability
     1. The Debtors, the Reorganized Debtors, the Credit Facilities Agent, the Creditors’ Committee, the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Committee, the Equity Committee, the DIP Lender, the Indenture Trustees, the New Investor and their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, shall neither have nor incur any liability to any Entity for any act taken or omitted to be taken in connection with, related to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any transaction proposed in connection with the Reorganization Cases or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection therewith; provided, however, that the foregoing provisions of this Section XI.B.1 shall have no effect on: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.
     2. Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors, the Credit Facilities Agent, the Creditors’ Committee, the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Committee, the Equity Committee, the DIP Lender, the Indenture Trustees, the New Investor or their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, for any act or omission in connection with, relating to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any transaction or document created or entered into, or any other act taken or omitted to be taken, in connection therewith, except for: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.
C. Modification of the Plan and Exhibits
     Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before its substantial consummation. In addition, any modification or amendment to the Plan or the Exhibits that affects the treatment of Asbestos Personal Injury Claims shall require the consent of the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative, which shall not be unreasonably withheld.
D. Revocation of the Plan
     The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (2) prejudice in any manner the rights of any Debtors or any other party.
E. Headings
     The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.
F. Successors and Assigns
     The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.
G. Service of Certain Plan Exhibits and Disclosure Statement Exhibits
     Certain Exhibits are not being Filed or served with copies of the Plan and the Disclosure Statement. The Debtors shall File such Exhibits no later than 10 days before the deadline to vote to accept or reject the Plan. Once Filed, the Debtors shall make available for review the relevant Exhibits on their web site at www.usg.com.
H. Service of Documents
     Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Reorganized Debtors, the Creditors’ Committee, the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Committee, the Asbestos Property Damage Committee, the Equity Committee or the U.S. Trustee must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

     1. The Debtors and the Reorganized Debtors
Daniel J. DeFranceschi
Paul N. Heath
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Fax: (302) 651-7701
and
David G. Heiman
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Fax: (216) 579-0212
and
Brad B. Erens
Michelle M. Harner
Mark A. Cody
JONES DAY
77 West Wacker Drive
Chicago, Illinois 60601
Fax: (312) 782-8585
     2. The Creditors’ Committee
Lewis Kruger
Kenneth Pasquale
Denise K. Wildes
STROOCK & STROOCK & LAVAN
180 Maiden Lane
New York, NY 10038-4982
Fax: (212) 806-6006

     3. Asbestos Personal Injury Futures Representative
Dean M. Trafelet
P.O. Box 518
9130 Wild Lane
Baileys Harbor, WI 54202
Fax: (920) 839-9438
and
Andrew Kress
KAYE SCHOLER LLP
425 Park Avenue
New York, NY 10022-3598
Fax: (212) 836-8689
4. The Asbestos Personal Injury Committee
Elihu Inselbuch
CAPLIN & DRYSDALE, CHTD.
375 Park Avenue
New York, NY 10022-4614
Fax: (212) 644-6755
and
Peter Van N. Lockwood
CAPLIN & DRYSDALE, CHTD.
One Thomas Circle, N.W.
Washington, D.C. 20005-5803
Fax: (202) 429-3301
5. The Asbestos Property Damage Committee
Scott L. Baena
Jay M. Sakalo
BILZIN SUMBERG BAENA
PRICE & AXELROD, LLP
2500 First Union Financial Center
200 South Biscayne Boulevard, Suite 2500
Miami, FL 33131-2336
Fax: (305) 374-7593
6. The Equity Committee
Martin J. Bienenstock
Judy G.Z. Liu
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, NY 10153
Fax: (212) 310-8007

and
David A. Hickerson
WEIL, GOTSHAL & MANGES LLP
1300 Eye Street, N.W., Suite 900
Washington, DC 20005
Fax: (202) 857-0940
and
Ralph I. Miller
WEIL, GOTSHAL & MANGES LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
Fax: (214) 746-7777
     7. The U.S. Trustee
David Klauder
Office of the United States Trustee
844 King Street, Suite 2313, Lockbox 35
Wilmington, Delaware 19801
Fax: (302) 573-6497
     8. The New Investor
Marc D. Hamburg
Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, NE 68131
Fax: (402) 346-3375
and
Thomas B. Walper
Munger, Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071-1560
Fax: (213) 683-5193

Dated: March 27, 2006	Respectfully submitted, USG CORPORATION (for itself and on behalf of the USG Subsidiary Debtors)
	By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson
Executive Vice President and General Counsel

COUNSEL:
Daniel J. DeFranceschi (DE 2732)
Paul N. Heath (DE 3704)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700
- and -
David G. Heiman (OH 0038271)
Gus Kallergis (OH 0071557)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Brad B. Erens (IL 6206864)
Michelle M. Harner (IL 6276282)
Mark A. Cody (IL 6236871)
Daniel B. Prieto (IL 6272888)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939
ATTORNEYS FOR DEBTORS